Exhibit 99.1

OFFERING SUMMARY

This summary highlights information contained elsewhere in this offering memorandum. This summary does not contain all of the information that is important to you. Before investing in the notes, you should read this offering memorandum and the documents incorporated by reference herein carefully in their entirety, especially the risks of investing in the notes that we discuss in the “Risk Factors” section of this offering memorandum and the financial statements and related footnotes.

In this offering memorandum, unless otherwise stated or the context otherwise requires, references to “SFX,” the “Issuer” and “the Company” refer to SFX Entertainment, Inc. and references to “we,” “us,” “our” and similar references refer to SFX Entertainment, Inc. together with its consolidated subsidiaries except where it is clear that the term means only SFX Entertainment, Inc., in each case after giving effect to our completed acquisitions and the planned acquisitions disclosed herein. To date, SFX has acquired twelve businesses and a 100% interest in a joint venture entity. SFX also expects to complete two acquisitions shortly after the closing of this offering: its acquisition of (1) a 40% interest in Rock World S.A. (“Rock World”) and (2) the remaining 50% of the equity interests of B2S Holding BV (“B2S”) not currently owned by our subsidiary, ID&T Holding B.V. (“ID&T”). Information presented herein on a “pro forma basis” gives effect to the “Transactions” more fully described under “Unaudited Pro Forma Condensed Consolidated Financial Statements” as if completed on January 1, 2012 (in the case of the consolidated income data) and on September 30, 2013 (in the case of the consolidated balance sheet data), which, unless otherwise stated, does not include the planned acquisition of the remaining 50% of the equity interests of B2S not currently owned by ID&T. Although we consider our planned acquisitions of Rock World and B2S to be “probable” within the meaning of Rule 3-05 of Regulation S-X and present information herein on a basis that assumes we complete these acquisitions, their consummation remains subject to closing conditions and other potential impediments. Therefore, we cannot provide any assurance that any of these planned acquisitions will be consummated. We discuss the terms of these acquisitions and the conditions to closing in “Risk Factors—Risks Related to Our Acquisition Strategy” and “Business—Our History and Acquisitions—Planned acquisitions.”

One of SFX’s completed acquisitions is the entity now known as SFX-LIC Operating LLC (“Life in Color” or “LIC”), which for accounting purposes has been determined to be the predecessor entity of SFX. We refer to our predecessor entity as our “Predecessor.” SFX is not the same company as, or in any legal way connected to, SFX Entertainment Inc., which was sold to Clear Channel Communications Inc. in 2000, although SFX and SFX Entertainment Inc. do share similar founders and management teams.

Business Overview

We believe we are the largest global producer of live events and digital entertainment content focused exclusively on the EMC and other world-class festivals. We view EMC as a global generational movement driven by a rapidly developing community of avid followers among the millennial generation. Our mission is to enable this movement by providing our fans with the best possible live experiences, music discovery and connectivity with other fans and events. We have significant and growing scale with our global live events. On a pro forma basis for our completed acquisitions, we attracted 2.8 million fans in 2012 (a 22.2% increase from 2011), and on a pro forma basis for our completed and planned acquisitions, we attracted 3.1 million fans in 2012 (a 3.5% increase from 2011). We believe the broad appeal of EMC beyond festival attendance is demonstrated by the deep engagement of our fans, which is evidenced by the time they devote to EMC-related social media and digital activities. For example, the 2013 Tomorrowland festival in Belgium had 16.5 million live views on YouTube and the official Tomorrowland long-form after movies have had over 200.0 million online views to date.

We present leading EMC festivals and events, many of which have more than a decade of history, passionate followers and vibrant social communities. Our live events and leading brands include Tomorrowland (in which we own a 50% interest through a joint venture with our Belgian partners),

TomorrowWorld (in which we own a 66.7% interest), Mysteryland, Sensation, Disco Donnie Presents, Life in Color, Stereosonic, Nature One, Ruhr-in-Love and Electric Zoo. In addition, following the completion of one of our planned acquisitions, we will have a 40% interest in the Rock in Rio brand.

We are continually investing in our festivals and events to add new and exciting creative elements, expand into new markets and launch new events, all in order to provide the best entertainment experiences in the world for EMC fans. Many of the festivals we have presented or expect to present have a long history and have achieved substantial popularity and success in Europe while also attracting fans globally. For example, Tomorrowland immediately sold out all of its approximately 180,000 tickets to the 2013 festival in Belgium and saw significant demand from U.S.-based fans. To meet the growing demand of the EMC community in the United States and other regions around the world, we plan to introduce some of the most popular festivals and events to certain areas for the first time. At its original location in Amsterdam, the Sensation festival has consistently sold out since its inception in 2000, including all 37,000 tickets for 2013. Our North American joint venture previously established with ID&T (the “ID&T JV”) held its inaugural Sensation North America Festival in Toronto, which attracted over 24,000 attendees, in addition to TomorrowWorld, the first North American Tomorrowland festival which was held outside of Atlanta from September 27 through September 29, 2013 and had more than 120,000 attendees.

We are also addressing the demand from the growing EMC community for music, engaging content and social connectivity between and around live events. A key component of this initiative is Beatport, which is the principal source of music for EMC DJs and enthusiasts and a trusted destination for the growing EMC community. Beatport is a vital channel for over 200,000 registered DJs and artists to launch music and connect with fans. In addition, Beatport has a rapidly growing fan community, with approximately 43 million unique visitors in 2013, who primarily use the site to discover and stream music, follow DJs and keep abreast of EMC news, information and events. Beatport is the cornerstone of our digital strategy and we expect to continue to integrate Beatport more fully with our other assets, including our ticketing business and DJ competitions.

Through our recent acquisition of Paylogic, we have entered the live entertainment ticketing business. Paylogic will continue to operate as a white-label service provider to event companies outside of SFX, maintaining its high level of customer service and offering unique ticketing solutions. Established in 2005, Paylogic traditionally served clients in Europe, although it has expanded worldwide in recent years, offering services across multiple event categories, including for festivals, arenas, performing arts, sports and other events.

The global market directly associated with electronic dance music was projected to be approximately $4.5 billion in 2013, according to the International Music Summit Business Report (the “IMS Report”). Electronic music has a history of over 20 years of mainstream popularity in Europe and has more recently evolved into a widely followed genre of music in the United States and other international markets. For example, total attendance at what are currently the five largest U.S. EMC festivals grew 41% annually from 2007 to 2012 (although there is no guarantee that this growth rate will continue in the future). This compares to 2% annual revenue growth for the overall North American concert market during the same period, according to Pollstar, a concert industry trade publication. Further reflecting this trend, in 2012 the National Academy of Recording Arts and Sciences added a Dance/Electronic songs category for the Grammy Awards, Billboard launched a Dance/Electronic songs chart, and in February 2013, a Dance/Electronic song reached #1 on the Billboard Hot 100 chart for the first time. EMC festivals and events typically feature many different artists and DJs, as well as elaborate sets, lighting and special effects centered on different creative themes. These festivals and events have become highly experiential and social happenings that are enjoyed by thousands of fans. These experiences, further propelled via social media and shared by millions of fans globally, are at the heart of the generational movement that is EMC.

Our market is characterized by a high degree of ownership fragmentation, and we believe it is well positioned for consolidation. We have a disciplined acquisition strategy that utilizes our in-house expertise and experience to identify, evaluate and integrate acquisitions. We plan to implement best practices across acquired companies and provide active business development, managerial support and financial discipline to achieve operational efficiencies. This will allow us to bring our fans more and higher quality EMC experiences while preserving the unique identities of these events. We have acquired and formed, or plan to acquire shortly after consummation of this offering, the following businesses, among others, in pursuit of this strategy.

Asset/Status	Ownership	2012 Events/ Festivals	2012 Total Attendance (000s)	Description
BEATPORT, LLC (“Beatport”) Completed	100%	NA	NA

Principal online resource and destination for EMC DJs and enthusiasts, offering music for purchase in multiple downloadable formats (including uncompressed, high quality audio files) and providing unique music discovery tools for DJs and fans.

Disco Donnie Presents (“DDP”) Completed	100%	600 / 8	867	Promoter of EMC events in North America since 2000, including ownership interests in large EMC festivals.

ID&T Completed	100%	17 / 26	825

One of the largest content providers and producers of international EMC live events across 19 countries and four continents. ID&T-branded festivals include Tomorrowland, Mysteryland, Sensation, Q-Dance, B2S, Decibel and Defqon.1. At the same time as this acquisition, we increased our interest in our North American joint venture with ID&T from 51% to 100%, with an economic effect as of July 1, 2013.

i-Motion GmbH Events & Communication (“i-Motion”) Completed	100%	7 / 5	208	Leading promoter and producer of EMC festivals and events in Germany, with key brands including Nature One, Germany’s largest open-air EMC festival.

Life in Color (“LIC”) Completed	100%	138 / 4	437	Promoter and organizer of branded events that feature live music by DJs, acrobatic acts and “paint blasts.”

Made Event, LLC and EZ Festivals, LLC (collectively, “Made”) Completed	100%	14 / 1	130	Promoter and producer of EMC festivals and events in the United States, including Electric Zoo, held annually in New York City.

Asset/Status	Ownership		2012 Events/ Festivals	2012 Total Attendance (000s)	Description
MMG Nightlife LLC (“MMG”) Completed	80%		NA	NA	Management company that manages some of the most popular EMC venues in South Beach, Florida.

Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, “Totem”, now operating as “SFX Totem”) Completed	100%		15 / 5	247

Promoter and producer of a leading Australian EMC festival, Stereosonic, a five city touring outdoor festival held annually in summer (November/December) in conjunction with a touring and promotion business.

Accepté Holding B.V. “Paylogic” Completed	75%		NA	NA

Platform company engaged in the business of event ticketing. We intend to acquire the remaining 25% interest in Paylogic no later than the second quarter of 2016, subject to customary closing conditions.

Rock World Planned	40%		0 / 2	235	Brazilian company engaged in the entertainment business, including the organization of music festivals held under the “Rock in Rio” name.

B2S Planned	100	%(a)	22 / 3	136	EMC event organizer specializing in hard electronic dance music. Its festival and live event brands include Decibel, Hard Bass, Thrillogy, Knock Out and Loudness.

(a)                                 We currently own a 50% interest in B2S through ID&T.

We have agreed to the following terms in respect of the two planned acquisitions described above. We intend to use approximately $80.7 million of the proceeds of this offering to fund the cash portion of the consideration for these acquisitions and consummate them shortly after the closing of this offering.

•                  Under a share purchase agreement with certain third parties, we have agreed to acquire a 50% interest in an entity that will own 80% of the equity shares of Rock World for R$150.0 million (or approximately US$66.4 million).

•                  Pursuant to an option agreement with Amazing Holding BV (“Amazing”), we have notified Amazing of our intention to exercise our option to acquire 50% of the outstanding equity interests of B2S from Amazing for consideration of $14.3 million in cash and 400,000 shares of our common stock. ID&T owns all other outstanding equity interests of B2S. In connection with entering into the option agreement, we issued to the owner of Amazing a warrant to purchase 100,000 shares of our common stock at an exercise price of $10.00 per share.

We describe the terms of these planned acquisitions in greater detail under “Business—Our History and Acquisitions—Planned acquisitions.” Although we consider each of these acquisitions to be a “probable acquisition” for the purposes of Rule 3-05 of Regulation S-X, in each case, there are substantial potential impediments that could cause us to fail to close a given acquisition or otherwise prevent it from being successful. For more information, see “Risk Factors—Risks Related to Our Acquisition Strategy.”

Currently, we generate revenue from several sources. These include the sale of products on Beatport and the sale of merchandise at live events (19.0% and 19.4% of total revenue on a pro forma basis for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively), service revenues earned from ticket sales and food and beverage concession fees (61.9% and 61.8% of total revenue on a pro forma basis for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively), and other sources of service revenue including promoter fees, license fees, sponsorships and management fees (collectively, 19.1% and 18.8% of total revenue on a pro forma basis for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively). On a pro forma basis for our completed and planned acquisitions, we generated Adjusted EBITDA of $23.0 million for the year ended December 31, 2012, and Adjusted EBITDA of $25.0 million for the twelve months ended September 30, 2013.

Competitive Strengths

We believe we are the largest company exclusively focused on the EMC community and other world-class festivals, with innovative live events, digital entertainment content and premier managed venues. In addition, we attract a large and growing community of EMC followers and key influencers around the world.

•                  History of creativity and innovation.  We create and produce what we believe are many of the most recognized and well attended EMC festivals and events in the world, including Life in Color, Sensation, Tomorrowland, Mysteryland, Q-Dance, Stereosonic, Electric Zoo, Decibel, Nature One, MayDay and Ruhr-in-Love. Following the completion of our planned acquisitions, we will have a 40% interest in the Rock in Rio brand and we will own 100% of B2S. At our events and festivals, we use artistic, interactive, performance and visual elements, in addition to the music, to create an all-encompassing and compelling fan experience. For example, Life in Color shows include acrobatic acts and “paint blasts” in addition to DJs, and our other festivals include production elements such as elaborate sets, themes, lasers, fog machines and videos. We believe the appeal of our festivals and events is demonstrated by consistent attendance growth and ticket demand that often outstrips the available capacity. For example, in 2013, Tomorrowland sold out its 180,000 tickets, which was more than triple the tickets it sold in 2009.

•                  Active, year-round relationship with the large and growing EMC community.  We use social media, engaging content and our online property, Beatport, to maintain an active relationship with trend setters and influencers in the broader EMC community, including professional DJs, bloggers and passionate consumers. Beatport has a large community of influencers, including over 200,000 registered DJs. Beatport also has a Klout score (an aggregated measure of social media activity and influence) of 90 out of 100, comparable with other high profile music services such as Spotify (91) and iTunes (95) as of January 2014. While Beatport experienced net losses of $1.5 million in 2012 and $1.4 million in 2011, we believe our ability to create closer partnerships between Beatport and the most important EMC festivals and events will enable us to deliver more to the EMC community between and around live events.

•                  Substantial global scale and diversification.  We believe our scale and diversification enables us to serve our fans more effectively than other participants in the EMC market that have typically focused on one geographic market or a narrow portfolio of events. On a pro forma basis for our completed acquisitions in 2012, we produced 52 festivals (defined as having an attendance of 10,000 or more fans) and 813 events (defined as having attendance of fewer than 10,000 fans). On a pro forma basis for our completed and planned acquisitions in 2012, we produced 54 festivals and 813 events. Together these attracted 3.1 million attendees in 2012 and included large and small scale events, presented in 25 countries on five continents, that targeted different subsets of the EMC community. In addition, our managed EMC venues hosted over 400,000 attendees and our online properties attracted millions of users around the world in the year ended December 31, 2012.

•                  Early access to emerging talent and trends.  Through our managed venues, Beatport and relationships with influencers, we are able to identify new trends and support new artists, introducing them across our network. Our premier managed EMC venues in South Beach, Florida have proven to be a breeding ground for some of the top DJs in the industry. Similarly, Beatport serves as an important channel for DJs to gain recognition. In addition to influential charts and other discovery tools, Beatport hosts mix contests and other programs to support aspiring DJs. For example, Zedd, one of today’s leading DJs, was discovered after he won several remix contests on Beatport and has gone on to play at several of our venues and festivals.

•                  Experienced management team.  We believe our management team’s reputation and experience in music, live entertainment, consumer internet and related businesses make us a valuable partner to creative talent, independent operators and the EMC community more broadly. Members of our senior management team have previously built businesses in live events and entertainment and executed and integrated a number of acquisitions during their careers. We also believe our management’s experience strengthens our ability to effectively integrate and operate our acquired businesses.

We are an early stage company that has not yet taken full advantage of these strengths, and we are not yet profitable due to the costs associated with startup activities, including making acquisitions, the limited time integrating and managing the businesses we have acquired and intend to acquire and because certain of our completed and planned acquisition targets were not yet profitable at the time of their acquisition. In addition, some of these companies have experienced increased costs in connection with their own growth strategies, resulting in declines in net income, such as ID&T, which increased revenue from 2011 to 2012, but suffered a decline in net income from €3.6 million (or $4.6 million) to €1.1 million (or $1.5 million) during the same period.

Growth Strategy

Our goal is to grow our business by supporting the development of the EMC movement. Key elements of our strategy include the following.

•                  Enhance the fan experience.  We strive to continually enhance the experience that new and existing fans enjoy at our live events or online. Our live events include innovative and state-of-the-art sets and performer lineups, featuring both top talent and up-and-coming artists. We are pursuing many initiatives to enhance the fan experience, including continuing to invest in leading edge production, providing smart tickets/event passes, facilitating high quality travel and accommodation logistics, using wireless technologies to ease on-site logistics and social media interaction and featuring quality concessions in partnership with top-tier food and beverage partners. We plan to complement our fans’ experience at live events by meeting their demand for information, quality content and connectivity with artists and the broader EMC community away from and around the events.

•                  Grow our marketing partnerships.  We believe the value of the experiences we offer is compelling enough to attract one or more marketing partners willing to support multiple free events, sponsorship of festivals or our platform generally, and other fan-friendly initiatives. We are in advanced discussions with several such partners to support these initiatives and enhance the access and experience of our fans. We and our planned acquisitions have already attracted multiple well known, corporate brand partners, such as Anheuser-Busch, Heineken and Labatt, for multi-event and repeat sponsorships. Further, we have recently entered into term sheets with respect to a (i) global marketing partnership arrangement with Anheuser-Busch to organize international beach-themed dance music events in 2014 that includes a DJ contest through Beatport and (ii) marketing and content partnership arrangement with Clear Channel Media and Entertainment, with key initiatives including a national DJ contest in partnership with Beatport, an original live event series and a weekly Beatport countdown show to be broadcast on over 80 stations in substantially all major U.S. markets including Z100 in New York and KIIS-FM in Los Angeles. Our entry into these partnerships remains subject to the negotiation and execution of definitive documentation and there is no assurance that we will enter into such documentation on the terms described above or at all. In addition, we received a strategic investment from WPP, one of the largest global advertising agencies, in February 2013. Going forward, we intend to seek to expand these partnerships to enable us to offer innovative services and further enhance our fans’ experience at our live events and across our digital offerings.

•                  Bring our festivals into new markets and expand current offerings.  Many of our EMC festivals and events are well known, have an existing global following and have begun to expand geographically. We are using our considerable resources, including managerial talent and local expertise, to accelerate the expansion of our festivals and events into new geographies, many of which have an underserved EMC fan community. We intend to bring some of the most successful festivals in the world to North America. For example, our ID&T JV presented TomorrowWorld, the first international version of Tomorrowland, outside of Atlanta from September 27 through September 29, 2013, and was attended by more than 120,000 people. In addition, the first international production of Mysteryland is scheduled for May 2014 in New York. In response to increasing demand for our events, we are also expanding some of our festivals by increasing their length and capacity. For example, in 2010, Tomorrowland was a two-day festival, with attendance of 45,000 per day (90,000 total). In 2013, Tomorrowland lasted three days, with attendance of 60,000 per day, the maximum capacity, for each of the three days (180,000 total). Further, we will continue to invest in our ticketing platform and integrate it generally with our other offerings.

•                  Foster deeper engagement within the EMC community.  We believe our scale of festivals and events, combined with our new generation of executive talent, helps us support the growth of the EMC community. Creating and mixing electronic music is a collaborative process that is highly accessible given the ready availability of music and mixing tools. In addition, the music is typically enjoyed as part of a communal experience, which in turn is commonly shared and perpetuated via social media. We seek to improve our fans’ experiences by responding to their growing demand to engage with EMC content and the EMC community. We also plan to create closer partnership and integration between our online properties, such as Beatport, and live EMC happenings to enhance the fan experience between and around events.

•                  Acquire and integrate leading live event and online properties.  We seek to acquire the highest quality festivals, event operators and promoters worldwide, as well as other businesses that are important to the EMC community. We have completed twelve acquisitions to date, and we plan to close two more acquisitions shortly after the closing of this offering. We are also in active negotiations to acquire several other businesses. To mitigate acquisition risks, we typically seek to retain management teams of the acquired companies under long-term agreements and incentivize them to continue to manage the operations and expansion of the businesses. In addition, we intend to use our senior management’s expertise in live events, ticketing, consumer internet and EMC broadly, to promote best practices across our entire network in order to enhance the fan experience, improve operating and financial performance and ensure the health and safety of our fans, all while allowing producers to maintain creative independence.

Recent Developments

Initial Public Offering.  On October 15, 2013, we completed our initial public offering (“IPO”) pursuant to which we sold 20,000,000 shares of our common stock at a public offering price of $13.00 per share, resulting in net proceeds to us of $234.4 million after deducting underwriting discounts and commissions and certain offering expenses payable by us.

ID&T Acquisition.  On October 18, 2013, we completed the acquisition of 100% of the ownership interests in the worldwide business of ID&T. ID&T is one of the world’s largest content providers and producers of international EMC live events. On October 18, 2013, we also separately acquired the remaining 49% of the ownership interests in our ID&T JV.

Totem Acquisition.  On October 28, 2013, we completed our acquisition of substantially all of the assets of Totem. Totem promotes and produces Stereosonic, a five-city touring outdoor festival in Australia.

Made Acquisition.  On October 31, 2013, we completed the acquisition of 100% of the issued and outstanding membership interests of Made. Made owns and produces the Electric Zoo Festival, an annual electronic dance music festival held in New York City at Randall’s Island Park.

i-Motion Acquisition.  On November 18, 2013, we completed our acquisition of 100% of the ownership interests in i-Motion. i-Motion is a leading promoter and producer of EMC festivals and events in Europe with key brands including Ruhr-in-Love, Mayday and Nature One, one of Germany’s largest open-air EMC festivals.

Paylogic Acquisition.  On December 2, 2013, we acquired approximately 75% of the outstanding share capital of Paylogic. Paylogic is engaged in the business of event ticketing. We intend to acquire, no later than the second quarter of 2016, the remaining approximately 25% share capital in Paylogic, subject to customary closing conditions.

Other Acquisitions.  In the fourth quarter of 2013, we acquired three other companies:

•                  Arc90: Arc90 is a designer and builder of mobile and web applications.

•                  Fame House: Fame House offers digital strategy, social media, and web design and development services.

•                  Tunezy: Tunezy is a commerce platform for entertainers focused on connecting music artists with their fans.

These acquisitions are not individually significant and are not included in the pro forma financial statements included herein.

Planned Acquisitions.  We have agreed to terms in respect of two additional planned acquisitions: our acquisition of a 40% interest in Rock World and our acquisition of the remaining 50% of the equity interests of B2S not currently owned by ID&T, each as described above. We intend to use approximately $80.7 million of the proceeds of this offering to fund the cash portion of the consideration for these acquisitions and consummate them shortly after the closing of this offering.

Potential Acquisition of Talent Agency.  Consistent with our acquisition strategy, we are continuously engaged in discussions with owners of businesses that are strategic and complementary to our existing operations. We are in advanced discussions to acquire a talent agency for a purchase price of approximately $7.0 million. This potential acquisition is subject to, among other things, (i) the satisfactory completion of legal and financial due diligence and (ii) the negotiation and execution of definitive documentation. We cannot give any assurances that we will be able to successfully complete this acquisition.

Existing L/C Agreement.  On December 12, 2013, we entered into a letter of credit and reimbursement agreement (the “Existing L/C Agreement”) in which the lender issued an irrevocable standby letter of credit (the “Existing Letter of Credit”) that provides R$150.0 million (or approximately US$66.4 million) of financing that was required for us to exercise our option to acquire a 50% interest in an entity that will own 80% of the equity shares of Rock World in connection with the Rock World acquisition as described above. We intend to use a portion of the proceeds of this offering to fund the purchase price for the Rock World acquisition rather than through any borrowings under the Existing Letter of Credit and will terminate the Existing L/C Agreement simultaneously with the closing of this offering.

The Refinancing Transactions

Pursuant to this offering memorandum, we are offering $200.0 million aggregate principal amount of notes, the proceeds of which will be used to (a) repay in full and terminate our existing term loan facility (the “Existing Term Loan Facility”) and to terminate the Existing L/C Agreement and Existing Letter of Credit issued thereunder and to fund certain acquisitions and (b) for general corporate purposes, including funding future acquisitions and paying related fees and expenses. We do not expect to have any borrowings outstanding under the Existing L/C Agreement upon the consummation of this offering. Simultaneously with or shortly after the closing of this offering, we expect to enter into a new revolving credit facility (the “New Revolving Credit Facility”), which will consist of up to a $30.0 million senior secured first lien revolver, which will be available on the terms set forth in the section titled “Description of Other Indebtedness—New Revolving Credit Facility.” The New Revolving Credit Facility is subject to us obtaining commitments and there can be no assurance that we will obtain commitments for the full $30.0 million thereunder. Our obligations under the New Revolving Credit Facility are expected to be secured by a first lien on substantially all of our assets and the assets of the guarantors thereunder, subject to certain exceptions permitted thereunder. For ease of reference, we refer to (i) this offering of notes, (ii) the repayment in full and termination of our Existing Term Loan Facility and approximately $75.0 million of borrowings thereunder, (iii) the termination of the Existing L/C Agreement, (iv) the establishment of the New Revolving Credit Facility and (v) the payment of fees and expenses related therewith, as set forth in the “Use of Proceeds,” collectively as the “Refinancing Transactions.”

Our History

SFX was incorporated in the State of Delaware on June 5, 2012. Between June 5, 2012 and February 13, 2013, SFX was named SFX Holding Corporation. We started our business on July 7, 2011 as SFX EDM Holdings Corporation, which is now a wholly-owned subsidiary of SFX Entertainment, Inc.

Our principal executive offices are located at 430 Park Avenue, 6th Floor, New York, New York 10022, our telephone number is (646) 561-6400 and our Internet address is www.sfxii.com. Our website and the information contained on or accessible through our website are not part of this offering memorandum.

All trademarks and product names or brands appearing in this offering memorandum and the documents incorporated by reference herein are the property of their respective owners.

The Corporate Structure

The chart below illustrates our simplified corporate and debt structure after giving effect to the Refinancing Transactions.

(1)                                 All of the direct and indirect wholly-owned U.S. subsidiaries of the Company and its non-wholly owned subsidiary SFX-Nightlife Operating LLC are expected to guarantee the New Revolving Credit Facility and will guarantee the notes offered hereby.

(2)                                 The Arc90, Beatport, DDP, Fame House, ID&T JV, LIC, Made, MMG and Tunezy businesses are principally operated by the Company’s domestic subsidiaries.

(3)                                 ID&T (excluding the ID&T JV), i-Motion, Paylogic and Totem businesses are, and the B2S business will be, principally operated by the Company’s foreign subsidiaries. Our Rock World interests will be held by one of our foreign subsidiaries.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. Please see the “Description of the Notes” section of this offering memorandum for a more detailed description of the terms of the notes and the subsections mentioned specifically in this summary for a more complete understanding of the notes.

Issuer	SFX Entertainment, Inc.

Notes Offered	$200,000,000 % Second Lien Senior Secured Notes due 2019.

Maturity Date	The notes will mature on , 2019.

Interest	The notes will bear interest at a rate of % per annum, accruing from the issue date of the notes.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on and of each year, commencing on , 2014.

Guarantees

The payment of the principal, premium and interest on the notes will be unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Issuer’s present and future wholly owned domestic restricted subsidiaries that are expected to guarantee the New Revolving Credit Facility, as well as by the Issuer’s non-wholly owned domestic subsidiary SFX-Nightlife Operating, LLC. See “Description of the Notes—Guarantees.”

Collateral

The notes and the guarantees of the notes will be secured by a second- priority lien on substantially all of the Issuer’s and Guarantors’ present and future assets, which are also expected to secure the Issuer’s and the Guarantors’ obligations under the New Revolving Credit Facility, subject to certain exceptions and permitted liens.

The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the indenture governing the notes and related security documents or in accordance with the provisions of the intercreditor agreement.

Ranking	The notes and the guarantees will be the Issuer’s and the Guarantors’ second-priority senior secured obligations and will:

• rank equally in right of payment with all of the Issuer’s and Guarantors’ existing and future senior debt, including the New Revolving Credit Facility;

• rank senior in right of payment to all of Issuer’s and Guarantors’ existing and future subordinated debt;

• be effectively senior to any of the Issuer’s and Guarantors’ unsecured debt to the extent of the value of the assets securing the notes and the guarantees;

•      be effectively subordinated to the Issuer’s and the Guarantors’ secured indebtedness that is secured by a lien ranking prior to the lien on the collateral for the notes and the guarantees, including the New Revolving Credit Facility, to the extent of the value of the assets securing such debt; and

• be structurally subordinated in right of payment to all debt and existing and future liabilities, including trade payables, of the Issuer’s subsidiaries that do not guarantee the notes.

As of September 30, 2013, on a pro forma as adjusted basis, after giving effect to the Transactions and the expected entrance into the New Revolving Credit Facility, the notes would not have been subordinated to any first-priority senior secured debt of the Issuer and the Issuer would have had available undrawn borrowings of up to $30.0 million under the New Revolving Credit Facility.

Our Subsidiaries that will not guarantee the notes generated approximately $147.7 million, or 51.3%, of total revenue and approximately $35.2 million, or 140.9%, of Adjusted EBITDA for the twelve months ended September 30, 2013, and held approximately $353.9 million, or 47.5%, of total assets at that date. In addition, as of September 30, 2013, our non-guarantor Subsidiaries had $53.9 million, or 14.2%, of total liabilities (excluding intercompany liabilities) that would be effectively senior to the notes.

Intercreditor Agreement

Upon entering into the New Revolving Credit Facility, the trustee under the indenture governing the notes and the agent under the New Revolving Credit Facility will enter into an intercreditor agreement as to the relative priorities of their respective security interests in the assets securing the notes and borrowings under the New Revolving Credit Facility and certain other matters relating to the administration of such security interests. See “Description of the Notes—Security for the Notes.”

Optional Redemption	The Issuer may redeem the notes, in whole or in part, at any time on or after , 2016 at the redemption prices set forth in this offering memorandum.

Prior to           , 2016, the Issuer may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, and a “make-whole” premium.

At any time before , 2016, the Issuer may redeem up to 35% of the original aggregate principal amount of notes with the net proceeds of certain equity offerings, so long as:

• the Issuer pays % of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption;

• at least 65% of the original aggregate principal amount of notes remains outstanding afterwards; and

• the Issuer redeems the original notes within 120 days after completing the equity offering.

At any time before           , 2016, the Issuer may also redeem during any twelve-month period up to 10% of the aggregate principal amount of the notes at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

See “Description of the Notes—Optional Redemption.”

Change of Control

If the Issuer experiences specific kinds of changes of control, the Issuer must offer to repurchase all of the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Proceeds

Upon certain asset sales, the Issuer may be required to offer to use the net proceeds thereof to purchase some or all of the notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Certain Covenants	The indenture governing the notes will contain covenants that will restrict the Issuer’s ability, and the ability of its restricted subsidiaries, to:

• incur additional debt or issue preferred shares;

• pay dividends, make any distribution in respect of, redeem or repurchase stock or make certain investments or other restricted payments;

• enter into certain transactions with certain affiliates;

• incur liens;

• create or allow restrictions on the ability of their restricted subsidiaries to pay dividends or make other payments to us;

• apply proceeds from certain asset sales or events of loss;

• designate their subsidiaries as unrestricted subsidiaries; and

• consolidate or merge with or into other entities or otherwise dispose of all or substantially all of their assets.

Use of Proceeds	The Issuer intends to use the net proceeds from this offering, as described under “Use of Proceeds.”

No Prior Market/No Listing

The notes will be new securities for which there currently is no market, and the notes will not be listed on any securities exchange or quoted on any quotation system. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Transfer Restrictions

The notes have not been registered, and we will not be obligated to register the notes, under the Securities Act. Accordingly, unless the notes are registered, they may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements for the Securities Act. See “Transfer Restrictions.”

Risk Factors

Investing in the notes involves substantial risks. You should carefully consider the risks described in “Risk Factors” beginning on page 19 in addition to the other information contained in this offering memorandum before making an investment in the notes.

For additional information regarding the notes see the “Description of the Notes” section of this offering memorandum.

Summary Historical and Pro Forma Financial and Other Data

The following table sets forth the summary historical and pro forma consolidated financial information for SFX Entertainment, Inc. (Successor), or “SFX,” and the summary historical financial information for Life in Color or “LIC” (Predecessor). The historical results of operations for SFX, as Successor, for the year ended December 31, 2011 do not reflect any of the operations of LIC, as Predecessor. The historical results of operations for SFX, as Successor, for the year ended December 31, 2012 reflect the operations of LIC only from the date of our acquisition of LIC on July 31, 2012.

We derived the summary historical consolidated financial data for SFX as of and for the years ended December 31, 2011 and December 31, 2012 from the audited consolidated financial statements you can find elsewhere in this offering memorandum. We derived the summary historical consolidated financial data for LIC as of and for the year ended December 31, 2011, for the period from January 1, 2012 through July 31, 2012 and as of July 31, 2012, from the audited consolidated financial statements you can find elsewhere in this offering memorandum. We derived the summary historical consolidated financial data for SFX as of September 30, 2013 and for nine months ended September 30, 2012 and 2013 from the unaudited consolidated financial statements you can find elsewhere in this offering memorandum and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, as amended, incorporated by reference herein.

We derived the summary unaudited pro forma condensed consolidated financial data for SFX contained herein from the unaudited pro forma condensed consolidated financial statements you can find elsewhere in this offering memorandum. These pro forma financial data give effect to our completed and planned acquisitions, our issuances and sales of equity that have occurred since January 1, 2012, our subsidiary’s borrowing under the Existing Term Loan Facility and the Refinancing Transactions, as if each of these had occurred on January 1, 2012 (in the case of the consolidated income data) and on September 30, 2013 (in the case of the consolidated balance sheet data). You should read these data in conjunction with the information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Information,” which describes these transactions and the related adjustments in greater detail.

The financial data set forth below are only a summary and are not complete. They also do not necessarily indicate or represent anything about our future operations. You should read these summary financial data in conjunction with the disclosure under “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included elsewhere, or incorporated by reference, in this offering memorandum.

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
Consolidated statement of comprehensive income data (in thousands)	Year ended December 31, 2011	Seven months ended July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Nine months ended September 30, 2012	Nine months ended September 30, 2013	Pro forma Year ended December 31, 2012	Pro forma nine months ended September 30, 2012	Pro forma nine months ended September 30, 2013	Pro forma twelve months ended September 30, 2013
					(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Service revenue	$9,606	$10,920	$—	$24,513	$10,311	$57,607	$199,410	$129,184	$165,700	$235,926
Sales of products	—	66	—	302	—	28,688	46,803	33,627	38,614	51,790
Total revenue	9,606	10,986	—	24,815	10,311	86,295	246,213	162,811	204,314	287,716
Direct Costs
Cost of services	(8,572)	(7,905)	—	(22,719)	(9,176)	(55,704)	(143,960)	(95,321)	(133,685)	(182,324)
Cost of goods sold	—	(314)	—	(300)	—	(19,257)	(31,236)	(22,612)	(25,958)	(34,582)
Total direct costs	(8,572)	(8,219)	—	(23,019)	(9,176)	(74,961)	(175,196)	(117,933)	(159,643)	(216,906)
Gross profit	1,034	2,767	—	1,796	1,135	11,334	71,017	44,878	44,671	70,810
Operating expenses
Selling, general and administrative expenses	(1,142)	(2,323)	(101)	(17,026)	(5,982)	(62,002)	(88,634)	(60,659)	(100,061)	(128,036)
Depreciation and amortization	(41)	(95)	—	(991)	(490)	(12,352)	(59,547)	(44,639)	(45,605)	(60,513)
Operating income/(loss)	(149)	349	(101)	(16,221)	(5,337)	(63,020)	(77,164)	(60,420)	(100,995)	(117,739)
Interest expense, net	—	—	—	(34)	(43)	(13,468)	(18,999)	(14,492)	(18,020)	(22,527)
Other income/(expense)	(9)	13	—	98	232	(645)	(8,773)	(6,582)	3,827	1,636
Net income/(loss) before provision for income taxes	(158)	362	(101)	(16,157)	(5,148)	(77,133)	(104,936)	(81,494)	(115,188)	(138,630)
(Provision)/benefit for income taxes	—	—	—	(67)	1,929	(499)	33,669	30,940	13,962	16,691
Net income/(loss)	(158)	362	(101)	(16,224)	(3,219)	(77,632)	(71,267)	(50,554)	(101,226)	(121,939)
Other Financial Data:
Adjusted EBITDA(1)	$(108)	$1,235	$—	$(4,691)	$(1,578)	$(15,294)	$23,038	$13,725	$13,950	$24,964

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
Consolidated balance sheet data (in thousands)	December 31, 2011	July 31, 2012	December 31, 2011	December 31, 2012	September 30, 2013	Pro forma as adjusted September 30, 2013
					(Unaudited)	(Unaudited)
Cash	$44	$182	$—	$3,675	$17,440	$174,378
Working capital	(595)	(835)	(101)	(18,005)	(96,883)	92,871
Total assets	1,111	1,615	—	66,732	254,367	745,302
Deferred revenue	663	830	—	324	2,924	19,739
Long-term debt	582	440	—	—	464	195,964
Total liabilities	1,727	2,107	101	28,059	141,180	379,227
Redeemable common stock	—	—	—	25,000	84,030	64,625
Redeemable non-controlling interest	—	—	—	4,794	4,267	4,267
Stockholders’ equity (deficit)	(616)	(492)	(101)	8,879	24,890	297,183

(1)                                 We define Adjusted EBITDA as net income (loss) before other income (loss), interest expense, income taxes, depreciation and amortization, equity-based compensation expense, and non-recurring items and adjusted for interest, tax, depreciation and amortization related to non-consolidated affiliates. Our pro forma Adjusted EBITDA reflected herein includes 50% of B2S EBITDA not currently owned and scheduled to be acquired by mid-February 2014. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

We present Adjusted EBITDA in this offering memorandum to provide investors with supplemental information regarding our financial results and operating performance. Adjusted EBITDA should not be used as an indicator of, or an alternative to, net income (as determined in accordance with GAAP) as a measure of our operating performance or to net cash provided by operating, investing or financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs.

We have included Adjusted EBITDA in this offering memorandum because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, the elimination of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.

We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include the following:

•                  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•                  Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; and

•                  other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, limiting their usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA alongside other GAAP-based financial performance measures, including various cash flow metrics, net income (loss) and other GAAP financial results.

The following table presents a reconciliation of Adjusted EBITDA to our net income (loss), the most comparable GAAP measure, for each of the periods indicated.

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)					Pro forma	Pro forma	Pro forma last twelve
(in thousands)	Year ended December 31, 2011	Seven months ended July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Nine months ended September 30, 2012	Nine months ended September 30, 2013	Pro forma Year ended December 31, 2012	nine months ended September 30, 2012	nine months ended September 30, 2013	months ended September 30, 2013
Net income/(loss)	$(158)	$362	$(101)	$(16,224)	$(3,219)	$(77,632)	$(71,267)	$(50,554)	$(101,226)	$(121,939)
Interest expense	—	—	—	34	43	13,468	18,999	14,492	18,020	22,527
Provision/(benefit) for income taxes	—	—	—	67	(1,929)	499	(33,669)	(30,940)	(13,962)	(16,691)
Depreciation & amortization	41	95	—	991	490	12,352	59,547	44,639	45,605	60,513
Elimination of amortization for Rock World	—	—	—	—	—	—	9,054	6,791	6,791	9,054
Other/(income) expense(a)	9	(13)	—	(98)	(232)	645	(830)	(339)	(505)	(996)
Equity-based compensation expense	—	—	—	2,209	—	22,687	20,213	13,502	28,701	35,412
ITDA related to non-consolidated affiliates(b)	—	—	—	—	—	—	3,745	4,812	6,224	5,157
Non-recurring litigation costs	—	—	—	—	—	(21)	1,143	857	2,347	2,632
Non-recurring expenses(c)	—	—	101	8,330	3,269	12,684	8,529	3,269	12,775	18,035
Non-recurring transaction costs(d)	—	791	—	—	—	24	7,574	7,196	2,107	2,485
Additional pro forma adjustment(e)	—	—	—	—	—	—	—	—	7,073	8,775
Adjusted EBITDA(f)	$(108)	$1,235	$—	$(4,691)	$(1,578)	$(15,294)	$23,038	$13,725	$13,950	$24,964

(a)                                      Other (income) expense represents gain on a sale of assets, foreign currency gains and other miscellaneous non-recurring items.

(b)                                      Represents 100% of ID&T and 40% of Rock In Rio’s non-consolidated affiliates’ share of interest expense, income taxes and depreciation and amortization. In addition, includes remaining 50% of B2S EBITDA not consolidated within ITDA related to non-consolidated affiliates of ID&T; remaining 50% of B2S not currently owned scheduled to be acquired in mid February.

(c)                                      These include expenses incurred in connection with SFX’s formation, the evaluation, negotiation and consummation of acquisitions and the IPO and other IPO related expenses, as well as other one time payments that are non-recurring in nature of SFX owned subsidiaries.

(d)                                      Includes acquisition-related costs at acquired entities.

(e)                                      Includes elimination of costs associated with the cancellation of the third day of the Electric Zoo Festival ($650 artist fee reduction currently being negotiated with agencies), identified and completed cost cuts in connection with acquired businesses ($6,800, which has been annualized based upon a 2013 run rate, however we have not brought this adjustment to any period before 2013) and the recognition of our equity interest in a license fee paid to an affiliate.

(f)                                       Excludes up to $7,900 in potential adjustments related to (i) expected recoupment of start-up investments related to a certain live event from a minority partner in this event, based on future profitability of live events held in conjunction with this minority partner and subject to finalized documentation; and (ii) internal costs allocated to acquisitions. There is no assurance that we will recoup such start-up investments or any portion thereof.

We have had a history of losses, and we may be unable to achieve or sustain profitability.

We have never been profitable. We experienced net losses attributable to SFX of $0.1 million for the period from inception to December 31, 2011, $16.2 million for the year ended December 31, 2012 and $77.6 million for the nine months ended September 30, 2013. In addition, we experienced net losses of $(121.9 million) on a pro forma as adjusted basis for the last twelve months ended September 30, 2013. We expect we will continue to incur net losses in 2014 and significant future expenses as we develop and expand our business. In addition, as a public company, we incur additional significant legal, accounting and other expenses that we did not incur as a private company and that are not reflected in our existing financial statements, as we consummated our IPO on October 15, 2013. These increased expenditures will make it harder for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including unsuccessful acquisitions, costs of integrating new businesses, expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or sustain profitability.

Some of our stockholders have repurchase rights that require us to purchase their shares of common stock under certain conditions, and our financial position would be adversely impacted if those stockholders exercise those rights.

We have granted certain repurchase rights to certain holders of our common stock. The terms of these repurchase rights, including information with respect to their expiration, are set forth in the table below.

Holder(s) of Repurchase Right	Number of Shares	Price	Relevant Date and Trigger Events
Entertainment Events Funding LLC	4,000,000	$2.50/share

We granted Entertainment Events Funding LLC “most favored nation” rights under its subscription agreement, which required that (until immediately prior to our IPO), we provide to them the same right or benefit we provide to a third-party purchasing our common stock. Accordingly, we may be obligated to repurchase this investor’s shares at their issuance price on substantially similar terms as other investors who purchased shares prior to our IPO.

Former equity holders of Beatport	4,930,000	$5.00/share

On or after March 15, 2014, the former equity holders of Beatport will have the right to require us to repurchase from them the shares of our common stock issued as consideration in the merger. This right will not apply to any shares that have been registered in a resale registration.

Insight Venture Partners V, L.P. Insight Venture Partners V (Employee Co-Investors), L.P. Insight Venture Partners (Cayman) V, L.P.	Up to 1,000,000	$10.00/share

On or after March 15, 2014, these parties can require us to repurchase shares of our common stock that we have not registered in a resale registration or that are not eligible for resale under Rule 144 under the Securities Act (“Rule 144”). If prior to the date that these shares are registered for resale or become subsequently eligible for resale under Rule 144, we enter into an agreement for the acquisition by any third party of beneficial ownership of more than 50% of the voting power in our voting shares (including by merger or consolidation) or the sale of all of our assets to a third-party in one or a series of related transactions, then this repurchase right will automatically accelerate and become exercisable. If we do not pay these investors the repurchase price of $10.00 per share within ten business days following receipt of notice from the investors of their exercise of this repurchase right, then the repurchase price will increase at a rate of 10% per annum (compounded quarterly) until the date of payment.

Totem	1,105,846	$13.00/share

We granted Totem the right, during the 30 calendar day period beginning on October 28, 2015, to require us to repurchase at our IPO price per share of $13.00 all of the shares of our common stock that we issued to Totem as consideration under the asset contribution agreement.

In addition, we granted to the former owners of MMG a put right exercisable at any time between January 1, 2015 and June 30, 2015 to require us to acquire their 20% non-dilutable interest in our subsidiary, SFX- Nightlife Operating LLC. The consideration to be paid by us upon exercise of the put right would be equal to 20% of the product of SFX-Nightlife Operating LLC’s EBITDA for the 2014 fiscal year multiplied by 6.

If any of these holders of our shares of common stock exercise their repurchase rights, we may not have sufficient cash reserves to pay the amount due. If we are able to pay these amounts, the payment may impede our ability to fund other aspects of our business, including potential acquisitions, capital expenditures, other investments or our working capital requirements, which would harm our operating results and the price of our common stock and notes.

Our unaudited pro forma financial data included in this offering memorandum is preliminary, and our actual financial position and operations after the offering may differ materially from the unaudited pro forma financial data included in this offering memorandum.

Our unaudited pro forma financial data included in this offering memorandum is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or operations would have been had this offering been completed on the dates indicated or what our results of operations and financial position will be in the future. Our actual results and financial position may differ materially and adversely from the unaudited pro forma financial data included in this offering memorandum. See “Summary—Summary Historical Financial and Other Data” and “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Risks Related to the Notes

Our substantial indebtedness and lease obligations could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

We have a substantial amount of indebtedness and lease obligations. As of September 30, 2013, on a pro forma as adjusted basis, after giving effect to this offering and the application of the net proceeds thereof, we and our restricted subsidiaries would have had total indebtedness of approximately $261.1 million, consisting of approximately $200.0 million principal amount of the notes offered hereby and notes payable in connection with certain of our completed acquisitions. We would have had up to $30.0 million of available and undrawn borrowings under our expected $30.0 million New Revolving Credit Facility. In addition, on a pro forma as adjusted basis as of September 30, 2013 we would have had approximately $14.0 million of future minimum lease obligations under non-cancelable operating leases.

The level of our indebtedness, our lease obligations and our equity repurchase obligations could have important consequences to you. For example, it could:

•                  make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on the notes or such other indebtedness;

•                  require us to dedicate a substantial portion of our cash flow from operations to debt service and lease payments and make certain equity repurchase payments, thereby reducing the availability of cash for working capital, capital expenditures, investments, acquisitions or general corporate purposes or make such financing more costly;

•                  impair our ability to obtain additional financing in the future for working capital, capital expenditures, investments, acquisitions or general corporate purposes;

•                  increase our vulnerability to downturns in our business, the industry in which we operate or the economy generally;

•                  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•                  place us at a competitive disadvantage compared to certain competitors that have proportionately less debt; and

•                  restrict us from making strategic acquisitions or pursuing business opportunities.

The occurrence of any of these events could have a material adverse effect on our ability to satisfy our debt obligations, including under the notes. If we are unable to meet our debt service and lease payment obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

In addition to our substantial indebtedness, we have granted certain repurchase rights to certain holders of our common stock. For a summary of these repurchase rights, see “Some of our stockholders have repurchase rights that require us to purchase their shares of common stock under certain conditions, and our financial position would be adversely impacted if those stockholders exercise those rights” elsewhere in this offering memorandum.

We may incur substantial additional indebtedness, including debt ranking equal or prior to the notes.

Subject to the restrictions in the indenture governing the notes and the New Revolving Credit Facility, we and our subsidiaries may be able to incur substantial additional debt in the future, including debt that may be secured on a first lien basis or pari passu with the notes offered hereby. Although the indenture governing the notes and the New Revolving Credit Facility will contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions and debt incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our current debt levels, the risks associated with our already substantial indebtedness would increase.

If we or any Guarantor incurs any additional debt that ranks equally with the notes (or with the guarantee thereof, including priority with respect to collateral), the holders of that debt will be entitled to share ratably with noteholders in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or such Guarantor. This may have the effect of reducing the amount of proceeds paid to holders of the notes in connection with such a distribution.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, competitive, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of capital will be available to us in an amount sufficient to enable us to serve our indebtedness, including the notes, or to fund our other liquidity needs.

If our cash flows and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay investments and capital expenditures, dispose of material assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Additionally, we may not be able to consummate asset dispositions or obtain the proceeds that we expect to realize from them, and any proceeds received may not be adequate to meet any debt service obligations then due. The terms of the indenture governing the notes, the New Revolving Credit Facility and any future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the notes.

Repayment of our indebtedness, including the notes, is dependent on cash flow generated by our subsidiaries.

Most of our operations are conducted through our subsidiaries. Therefore, in order to meet our obligations, we are dependent upon cash flow generated by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are Guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes and the New Revolving Credit Facility limit the ability of our subsidiaries to restrict the payment of dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Certain assets will be excluded from the collateral.

Certain assets are excluded from the collateral securing the notes as described under “Description of the Notes—Collateral—Excluded Assets,” including the following:

•                  any capital stock of any foreign subsidiary in excess of 65% of the voting stock of each foreign subsidiary, and any assets of foreign subsidiaries;

•                  leasehold interests in real property;

•                  certain assets, including those located outside of the United States, to the extent a Lien cannot be perfected by the filing of UCC financing statements in such jurisdiction;

•                  any property, right or interest to the extent the granting of a security interest therein would violate applicable law, require a consent not obtained or constitute a breach or default under, or result in the termination of or require a consent not obtained under certain documents;

•                  certain commercial tort claims; and

•                  any intent-to-use trademark or service mark application under applicable federal law.

The collateral securing the notes will also exclude the equity interests of any subsidiary of the Company to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require the filing with the SEC of separate financial statements of such subsidiary that are not otherwise required to be filed but only to the extent such subsidiary has not satisfied such requirement or is otherwise subject to such requirement and only if such equity interest are not pledged as collateral to secure any obligations other than those with a first priority lien that are permitted to be incurred pursuant to the indenture governing the notes.

The notes will also not have the benefit of a perfected security interest in vehicles and other assets subject to a certificate of title.

If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of other unsubordinated and unsecured indebtedness with respect to such excluded assets. To the extent the claims of noteholders exceed the value of the assets securing the notes and other liabilities, claims related to the excluded assets will rank equally with the claims of the holders of any other unsecured indebtedness and general trade creditors. As a result, if the value of the assets pledged as security for the notes is less than the value of the claims of the holders of the notes, those claims may not be satisfied in full before the claims of our unsecured creditors are paid. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the holders of the notes to the proceeds of such enforcement will rank behind the claims of the holders of obligations under the New Revolving Credit Facility, which will be first-priority obligations, and claims of holders of additional secured indebtedness (to the extent permitted to have priority under the indenture).

The agreements governing our debt, including the indenture governing the notes and the New Revolving Credit Facility, will contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.

The indenture governing the notes and the New Revolving Credit Facility will impose operating and financial restrictions on our activities. These restrictions will limit our ability, among other things, to:

•                  incur additional debt or issue preferred shares;

•                  pay dividends, make any distribution in respect of, redeem or repurchase stock or make certain investments or other restricted payments;

•                  enter into certain transactions with certain affiliates;

•                  incur liens;

•                  create or allow restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•                  apply proceeds from certain asset sales or events of loss;

•                  designate our subsidiaries as unrestricted subsidiaries; and

•                  consolidate or merge with or into other entities or otherwise dispose of all or substantially all of our assets.

The New Revolving Credit Facility is also expected to require us to maintain compliance with a secured net leverage ratio on a quarterly basis. See “Description of Other Indebtedness.”

Any or all of these covenants could have a material adverse effect on our business by limiting our ability to take advantage of financings, mergers and acquisitions, dispositions and other corporate opportunities or to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under the New Revolving Credit Facility and the indenture governing the notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default and cross-acceleration provisions, which if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any of the collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.

The notes and the guarantees will be effectively subordinated to our and the Guarantors’ existing and future secured indebtedness secured by liens ranking prior to the liens securing the notes, to the extent of the value of the assets securing such indebtedness.

The notes and the guarantees will be secured by second-priority liens and will be effectively subordinated in right of payment to all of our and the Guarantors’ existing and future secured indebtedness, including indebtedness under the New Revolving Credit Facility, secured by liens ranking prior to the liens securing the notes and guarantees, in each case to the extent of the value of the collateral securing such indebtedness. In the event that we or a Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, or if any of our secured indebtedness that is secured by a lien ranking prior to the lien on the collateral for the notes and guarantees is accelerated, subject to the intercreditor agreement, the assets securing such indebtedness will first be applied to repay our obligations under the New Revolving Credit Facility and our other secured priority lien indebtedness in full and then to repay our obligations under the notes. The relative priority of the liens on the collateral will be governed by an intercreditor agreement and the related collateral documents. Pursuant to the intercreditor agreement, any proceeds received upon a realization of the collateral will be applied first to obligations (including expenses and other amounts) under the New Revolving Credit Facility subject to an agreed cap before such amounts will be available to pay the holders of notes. See “Description of the Notes—Collateral.”

The notes will be structurally subordinated to all indebtedness of any subsidiaries that do not become Guarantors of the notes.

The notes will be structurally subordinated to the indebtedness and other liabilities of our existing and future subsidiaries that do not guarantee the notes. These non-Guarantor subsidiaries will be separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. The Issuer and its subsidiaries that will guarantee the notes generated, on a pro forma basis, approximately $140.1 million, or 48.7%, of net sales and approximately $(10.2) million, or (40.9)%, of Adjusted EBITDA for the twelve months ended

September 30, 2013, and held approximately $391.4 million, or 52.5%, of total assets at that date. In addition, as of September 30, 2013, the Issuer’s non-Guarantor subsidiaries had, on a pro forma basis, $53.9 million, or 14.2%, of total liabilities (excluding intercompany liabilities) that would be effectively senior to the notes. Any right that we or the Guarantors have to receive any assets of any future non-Guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any such future non-Guarantor subsidiaries, such non-Guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. In addition, the indenture governing the notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Your right to exercise remedies with respect to certain of the collateral is limited, even during an event of default under the indenture governing the notes. In addition, the collateral will be subject to any exceptions, defects, encumbrances, liens and other imperfections that are permitted under the indenture and collateral documents.

The rights of the holders of the notes with respect to collateral will be governed and materially limited by the intercreditor agreement, even during an event of default under the indenture governing the notes. Pursuant to the terms of the intercreditor agreement, the lenders under the New Revolving Credit Facility, which will be secured on a first-priority basis, will control substantially all matters related to the collateral. If the obligations under the New Revolving Credit Facility are outstanding, any actions that may be taken in respect of any of the collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, are limited and, in most cases, controlled and directed by the lenders under the New Revolving Credit Facility. In those circumstances, neither the trustee nor the collateral agent for the notes, on behalf of the holders of the notes, will have the ability to control or direct such actions, even if an event of default under the indenture governing the notes has occurred or if the rights of the holders of the notes are or may be adversely affected. The agent and the lenders under the New Revolving Credit Facility will be under no obligation to take into account the interests of the holders of the notes and guarantees when determining whether and how to exercise their rights with respect to collateral securing the New Revolving Credit Facility, subject to the terms of the intercreditor agreement, and their interests and rights may be significantly different from or adverse to yours. Because the lenders under the New Revolving Credit Facility will control the disposition of the collateral securing the New Revolving Credit Facility and the notes, if there were an event of default under the notes, the lenders under the New Revolving Credit Facility could decide not to proceed against the collateral, regardless of whether or not there is a default under the New Revolving Credit Facility. In such event, subject to certain exceptions the only remedy available to the holders of the notes would be to sue for payment on the notes and guarantees. To the extent collateral is released from securing the first priority lien obligations under the New Revolving Credit Facility, the intercreditor agreement will provide that in certain circumstances, the second-priority liens securing the notes will also be released. See “Description of the Notes—Collateral—Exercise of Remedies and Certain Other Provisions of the Intercreditor Agreement” and “Description of the Notes—Possession, Use and Release of Collateral—Release of Collateral.”

The collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be permitted under the indenture governing the notes and by the lenders under the New Revolving Credit Facility and other creditors that have the benefit of first priority liens on such collateral from time to time, whether on or after the date the notes and guarantees are issued.

The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral. The initial purchasers have not analyzed the effect of such exceptions, defects, encumbrances, liens and imperfections, and the existence thereof could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

There may not be sufficient collateral to pay all or any of the notes, especially if we incur additional senior secured indebtedness, which will dilute the value of the collateral securing the notes and guarantees.

In the event of foreclosure on the assets that serve as collateral (or a distribution in respect thereof in a bankruptcy or insolvency proceeding), the proceeds from the sale of such collateral on which the notes have a second- priority lien may not be sufficient to satisfy in full our obligations under the notes because such proceeds would, under the intercreditor agreement, first be applied to satisfy our obligations under the New Revolving Credit Facility, any additional debt permitted to be secured by first-priority liens on the collateral and certain hedging obligations and cash management obligations owing to the lenders or their affiliates as permitted by the terms of the New Revolving Credit Facility. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale.

No appraisals of any collateral have been prepared in connection with this offering. In addition, the book value of the collateral should not be relied on as a measure of realizable value. By its nature, a significant portion of the collateral may be illiquid and may have no readily ascertainable market value. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the markets and sectors in which we operate and the stock market generally, the ability to sell the collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and other similar factors. Accordingly, there can be no assurance that the collateral can be sold in a short period of time in an orderly manner or at prices representative of the book value.

To the extent that pre-existing liens, liens permitted under the indenture governing the notes, liens of the secured parties under the New Revolving Credit Facility and other rights encumber any of the collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the notes to realize or foreclose on the collateral. As a result of all of the foregoing, liquidating the collateral securing the notes may not result in proceeds in an amount sufficient to pay any amounts due under the notes, particularly after also satisfying the obligations to pay any creditors with equal or prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured, unsubordinated claim against our and the Guarantors’ remaining assets.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under U.S. bankruptcy laws to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes may be deemed to have an unsecured claim if our obligation under the notes equals or exceeds the fair market value of the collateral securing the notes. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under U.S. bankruptcy laws. Upon a finding by a bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other bankruptcy-related consequences of a finding of under- collateralization would be, among other things, a lack of entitlement to receive other “adequate protection” under federal bankruptcy laws with respect to the unsecured portion of the notes. In addition, if any payments of post- petition interest were made at the time of such a finding of under- collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to notes.

No appraisal of the fair market value of the collateral has been prepared in connection with this offering, and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes. In addition, the ability of the holders of the notes to receive post-petition interest may be further limited by the intercreditor agreement that will be entered into in connection with this offering that will define the relative rights of the notes and our additional secured lenders. In particular, the provisions relating to the priority of payments of our first lien lenders over the notes also provides that the holders of notes are entitled to post-petition interest only after all obligations, including any accrued and unpaid post-petition interest, in respect of such first lien loan obligations are satisfied in full. See “—There may not be sufficient collateral to pay all or any of the notes, especially if we incur additional senior secured indebtedness, which will dilute the value of the collateral securing the notes and guarantees” and “Description of the Notes.”

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and any future guarantees.

The security documents allow us to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from the collateral securing the notes and any future guarantees. For example, so long as no default or event of default under the indenture governing the notes would result therefrom, we may, among other things, without any release or consent by the trustee, conduct ordinary course activities with respect to collateral, such as selling, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). See “Description of the Notes.”

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral on the issue date and in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. Although the indenture governing the notes will contain customary further assurances covenants, there can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action be taken to properly perfect the security interest in such after-acquired collateral. The trustee or collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

Any future pledge of collateral might be voidable in bankruptcy.

Any future pledge of collateral in favor of the collateral trustee for the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy or by another party in interest if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of such pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period. To the extent that the grant of such security document is avoided as a preference, holders of notes would lose the benefit of the collateral pledged pursuant to such security document and would be unsecured creditors with claims that ranked pari passu with all other general unsecured creditors of the applicable obligor, including trade creditors. In addition, under such circumstances, the value of any consideration holders received pursuant to the notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent assignees, and such holders may have unsecured claims for any such returned consideration. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if we or a Guarantor became a debtor in a bankruptcy case.

The collateral securing the notes is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

The collateral securing the notes may be diluted under certain circumstances.

The indenture governing the notes and the New Revolving Credit Facility will permit us to incur additional senior secured indebtedness, subject to our compliance with the restrictive covenants in the indenture governing the notes and the New Revolving Credit Facility at the time we issue such indebtedness. Any additional such senior secured indebtedness in the future could be guaranteed by the same Guarantors and the collateral that will secure the notes and the New Revolving Credit Facility may secure such additional senior secured indebtedness that we or certain of our subsidiaries incur in the future. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

Certain laws and regulations may impose restrictions or limitations on foreclosure.

Our obligations under the notes and the Guarantors’ obligations under the guarantees are secured only by the collateral described in this offering memorandum. The trustee’s ability to foreclose on the collateral on your behalf may be subject to perfection, priority issues, state law requirements and practical problems associated with the realization of the trustee’s security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, obtaining third party consents, making additional filings, statutory rights of redemption, and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Therefore, we cannot assure you that foreclosure on the collateral will be sufficient to make all payments on the notes.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under applicable U.S. federal bankruptcy laws, which are subject to change from time to time, absent bankruptcy court approval, secured creditors are prohibited from repossessing their collateral from a debtor in a bankruptcy case or from disposing of collateral repossessed from such debtor. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain and use collateral, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral in the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the court, in its discretion, determines that a diminution in the value of the collateral occurs as a result of the stay of repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the trustee under the indenture governing the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the collateral agent.

Under various circumstances, all or a portion of the collateral securing the notes and guarantees will be released automatically, including:

•                  a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes;

•                  with respect to collateral held by a Guarantor, upon the release of such Guarantor from its guarantee in accordance with the indenture governing the notes;

•                  with respect to collateral that is capital stock, upon the dissolution of the issuer of that capital stock in accordance with the indenture governing the notes; and

•                  upon any release by the lenders under the New Revolving Credit Facility (other than in connection with the repayment in full of the New Revolving Credit Facility) of their first-priority and liens in such collateral (subject to the interest of the holders of the notes in the proceeds of such collateral).

See “Description of the Notes—Possession, Use and Release of Collateral—Release of Collateral.”

In addition, the guarantee of a Guarantor will be automatically released in connection with a sale of that Guarantor if the transaction is in accordance with the indenture governing the notes and the obligations of the Guarantor under the New Revolving Credit Facility and any of our other indebtedness also terminate upon that transaction. The indenture governing the notes will also permit us to designate one or more of our restricted subsidiaries that is a Guarantor of the notes as an unrestricted subsidiary. If we designate a Guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by that subsidiary or any of its subsidiaries and any guarantees of the notes by that subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under the New Revolving Credit Facility.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to repurchase all outstanding notes at a price equal to 101% of their principal amount plus any accrued and unpaid interest. If a change of control were to occur, we cannot assure you that we would have sufficient funds available at such time to pay the purchase price of the outstanding notes or that the restrictions in the New Revolving Credit Facility or our other then-existing contractual obligations would allow us to make such required repurchases. The source of funds for any such purchase of the notes will be our available cash or cash generated from our operations or the operations of our subsidiaries or other sources, including borrowings, sales of assets or sales of equity. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and could lead to a cross-default under the agreements governing our additional secured indebtedness, including the New Revolving Credit Facility. Moreover, the change of control provision contained in the indenture governing the notes may not necessarily afford you protection in the event of certain important corporate events, including reorganization, restructuring, merger or other similar transaction involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a “change of control” as defined in the indenture governing the notes. Except as described under “Description of the Notes—Certain Covenants—Change of Control,” the indenture governing the notes does not contain provisions that require us to offer to repurchase or redeem the notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction. The definition of “change of control” contained in the indenture governing the notes includes a disposition of all or substantially all of our assets and our restricted subsidiaries taken as whole to any person. Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets and our restricted subsidiaries taken as a whole. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the notes.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees under certain circumstances, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the Guarantors or on behalf of our unpaid creditors or the unpaid creditors of a Guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce the notes or a Guarantor’s guarantee, or may subordinate the notes or such guarantee to our or the applicable Guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the notes were issued, or when the applicable Guarantor entered into its guarantee, or, in some states, when payments became due under the notes or such guarantee:

•                  we incurred the debt under the notes or the Guarantor incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor, or we contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•                  we or the Guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or the guarantee and, at the time we issued the notes or a Guarantor issued the guarantee, we or the Guarantor:

•                  were insolvent or became insolvent as a result of issuing the notes or the guarantee;

•                  were engaged or about to engage in a business or transaction for which the remaining assets of the Guarantor constituted unreasonably small capital; or

•                  intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they matured.

In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our Guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•                  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any Guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable Guarantor’s other debt or take other action detrimental to the holders of the notes.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with any accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If upon the maturity date other arrangements prohibit us from repaying the notes, we may try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under some of our debt, including the New Revolving Credit Facility, are or will be at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Although we may periodically enter into interest rate swaps that manage our exposure to interest rate volatility, there can be no assurance that we will be able to maintain interest rate swaps with respect to all of our variable rate indebtedness and that any swaps we enter into will fully mitigate our interest rate risk.

The notes are subject to transfer restrictions.

The issuance and sale of the notes have not been and will not be registered under the Securities Act or any state securities laws. The notes are being offered and sold pursuant to an exemption from registration under the Securities Act and applicable state securities laws. Therefore, you may transfer or resell the notes in the U.S. only in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. Please see “Transfer Restrictions” for a description of restrictions on transfer of the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is no existing trading market. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation system. There can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•                  time remaining to the maturity of the notes;

•                  outstanding amount of the notes;

•                  the terms related to optional redemption of the notes; and

•                  level, direction and volatility of market interest rates generally.

The initial purchasers have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes and, if commenced, they may stop their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In such case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

The rating of the notes may affect the market price and marketability of the notes.

We currently expect that, upon issuance, the notes will be rated by one or more nationally recognized statistical rating organizations. Any such rating would be limited in scope and would not address all material risks relating to an investment in the notes, but rather would reflect only the view of such rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit rating will be issued or remain in effect for any given period of time or that such rating will not be decreased, suspended or withdrawn entirely by the rating agency or placed on a so-called “watch list” for a possible downgrade or assigned a negative ratings outlook, if, in such rating agency’s judgment, circumstances so warrant. Holders of the notes will have no recourse against us in the event of a change in or suspension or withdrawal of such rating. Any decrease, suspension or withdrawal of such rating may have an adverse effect on the market price or marketability of the notes and increase our corporate borrowing costs. Ratings from credit rating agencies are not recommendations to buy, sell or hold the notes and may be subject to revision or withdrawal at any time by the applicable rating agency and should be evaluated independently of any other ratings.

The notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes.

If the stated principal amount of the notes exceeds their issue price by more than a de minimis amount, the notes will be treated as issued with OID for U.S. federal income tax purposes. In such case, Holders (as defined below under “Certain U.S. Federal Income Tax Considerations”) will be required to include any amounts representing OID in gross income (as ordinary income) on a constant yield to maturity basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable regardless of whether they are on the cash or accrual method of tax accounting. For further discussion, see “Certain U.S. Federal Income Tax Considerations.”

If the notes are issued with OID, in addition to the above, in the event of a bankruptcy proceeding involving us, your claim as our creditor may not equal the face amount of the notes purchased by you in this offering. The difference between the purchase price of the notes in this offering and the face amount of the notes may be considered “unmatured interest” for the purposes of the U.S. Bankruptcy Code, which may not be an allowable claim in a bankruptcy proceeding involving us.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013:

•                  on an actual basis; and

•                  on a pro forma, as adjusted basis after giving effect to the Transactions.

You should read the following table in conjunction with “Use of Proceeds,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and unaudited pro forma financial information and related notes thereto appearing elsewhere, or incorporated by reference, in this offering memorandum.

	As of September 30, 2013
(dollars in thousands)	Actual	Pro forma as adjusted
Cash and cash equivalents	$17,440	$174,378	(2)
Debt:
Existing Term Loan Facility	$73,836	$—
Existing L/C Agreement(1)	—	—
Notes offered hereby	—	195,500
Mandatorily redeemable non-controlling interest	—	1,191
Contingent earnout payments	2,200	45,619
Notes payable, current	—	14,245
Total debt	76,036	256,555
Temporary Equity:
Redeemable common stock	84,030	64,625
Redeemable non-controlling interest(3)	4,267	4,267
Total stockholders’ equity	24,890	297,183
Total capitalization	$189,223	$622,630

(1)         We intend to use a portion of the proceeds of this offering to fund the purchase price for the Rock World acquisition rather than fund any borrowings under the Existing Letter of Credit. Simultaneously with the consummation of this offering, we will terminate the Existing L/C Agreement.

(2)         Pro forma cash has not been adjusted for:

•                  the planned acquisition of the remaining 50% of B2S for approximately $14,300;

•                  the cash purchase price of the individually insignificant consummated acquisitions (Fame House, Tunezy, and Arc90) for approximately $7,698;

•                  the payment of the notes to the sellers of Totem in January 2014 for $4,789 and to the sellers of Made, which is expected to be paid in the first half of 2014, for approximately $10,000.

In addition, the pro forma cash includes approximately $16,351 of cash related to our completed acquisitions that was not acquired, or was set aside for specific usage, at the closing for each of these acquisitions.

(3)         Represents the 20% non-controlling interest in our subsidiary, SFX—Nightlife Operating LLC, that the former owners of MMG have the right to put to us at any time between January 1, 2015 and June 30, 2015.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed combined financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of SFX Entertainment, Inc. The pro forma adjustments give effect to the following transactions (collectively, the “Transactions”):

•                  our acquisition on June 19, 2012 of DDP;

•                  our acquisition on July 31, 2012 of LIC;

•                  our acquisition on December 31, 2012 of an 80% ownership interest in MMG;

•                  our January 1, 2013 acquisition of a 51% ownership interest in the ID&T JV and our subsequent acquisition of an additional 49% ownership interest in the ID&T JV on October 18, 2013;

•                  our acquisition on March 15, 2013 of a 100% ownership interest in Beatport;

•                  our acquisition on October 18, 2013, of a 100% ownership interest in the worldwide business of ID&T (the “ID&T Business”);

•                  our acquisition on October 28, 2013, of substantially all of the assets of Totem;

•                  our acquisition on October 31, 2013, of a 100% ownership interest in Made;

•                  our acquisition on November 18, 2013, of a 100% ownership interest in i-Motion;

•                  our acquisition on December 2, 2013, of a 75% ownership interest in Paylogic, with a commitment to acquire the remaining 25% no later than the second quarter of 2016;

•                  our planned acquisition of a 40% ownership interest in Rock World, which will be accounted for as an equity-method investment;

•                  the net proceeds from our October 15, 2013, initial public offering and the application of the proceeds therefrom;

•                  the issuance of 233,000 shares of common stock to Mr. Sillerman, which we issued on October 15, 2013;

•                  the exchange transaction with Mr Sillerman on April 23, 2013, whereby we exchanged (i) 9,350,000 warrants issued to Mr. Sillerman for an equal amount of stock options and (ii) 1,000,000 shares of our common stock and 100,000 warrants with an exercise price of $0.01 per share for 1,100,000 shares of restricted stock; and

•                  the net proceeds from this note offering and the application of the estimated proceeds therefrom, as described under “Use of Proceeds”.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012, the nine months ended September 30, 2013 and September 30, 2012, gives effect to the Transactions as if each of them had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet as of September 30, 2013, gives effect to the Transactions, as if each of the Transactions that occurred after September 30, 2013 had occurred on September 30, 2013.

These unaudited pro forma condensed combined financial statements include adjustments for our completed acquisitions and our planned acquisition of Rock World because we believe such acquisition is probable under the standard of Rule 3-05 of Regulation S-X. We note that the planned acquisition of Rock World has not been consummated and may never be consummated, including due to reasons outside of our control. See “Risk Factors—Risks Related to Our Acquisition Strategy” and “Business—Our History and Acquisitions—Planned acquisitions” for more information. In addition, certain acquisitions and the planned acquisition of the remaining 50% of the equity interests of B2S are not included in these unaudited pro forma condensed combined financial statements, as they are not deemed significant.

The historical financial statements of SFX Entertainment, Inc., each of the completed acquisitions, and Rock World appear elsewhere in this offering memorandum or are incorporated by reference herein.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors and additional information that will be available on or after the closing date of this offering memorandum. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

We will account for each of the acquisitions in the Transactions using the acquisition method of accounting for business combinations under US GAAP. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities, and any non-controlling interest based on their estimated fair values as of the acquisition date. As of the date of this offering memorandum, we have not completed the valuation studies necessary to finalize the acquisition date fair values of the assets acquired and liabilities assumed and the related allocation of purchase price for ID&T JV, Beatport, ID&T, i-Motion, Totem, Made, and Paylogic. The historical financial statements of Paylogic were prepared under International Financial Reporting Standards (“IFRS”), upon accounting for the acquisition under US GAAP we performed an analysis of identifying differences in accounting standard between IFRS and US GAAP, and determined there were no differences between IFRS and US GAAP. In addition, for our planned acquisition of a 40% ownership interest in Rock World, we will account for this acquisition as an equity-method investment. Equity-method investments are recorded initially at cost. Basis differences (i.e., difference between our cost and the underlying equity and net assets in Rock World) will be identified and accounted for as if Rock World is a consolidated subsidiary. Accordingly, the values of the assets and liabilities set forth in these unaudited pro forma condensed combined financial statements for these businesses are preliminary. Once we complete our final valuation processes, we may report changes to the value of the assets acquired and liabilities assumed, as well as the amount of goodwill, and those changes could differ materially from what we present here.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date. You should read these unaudited pro forma condensed combined financial statements in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Financial Information and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements, including the related notes thereto, appearing elsewhere, or incorporated by reference, in this offering memorandum.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2013

(in thousands)	SFX Entertainment, Inc.	ID&T	I-Motion	Totem	Made	Paylogic(a)	Acquisition Pro Forma Adjustments		Pro Forma for Acquisitions	IPO		Note Offering		Consolidated Pro Forma Balance Sheet
Assets
Cash and cash equivalents	$17,440	$23,018	$4,094	$10,647	$1,125	$7,512	$(250,155	)(1),(3)	$(186,319)	$242,642	(1)	$118,055	(1)	$174,378
Accounts receivable	9,186	3,254	515	32	1,628	256	(3,112	)(2)	11,759	—		—		11,759
Due from related parties	1,825	5,999	87	3,312	—	0	(5,093	)(2)	6,130	—		—		6,130
Due from promoters	2,340	—	—	—	—	0			2,340	—		—		2,340
Prepaid expense	1,173	—	134	3,300	300	58			4,965	—		—		4,965
Other current assets	2,468	70,020	448	468	6,100	2,434	(59,904	)(2),(3)	22,034	(1,878	)(9)	—		20,156
Total current assets	34,432	102,291	5,278	17,759	9,153	10,260	(318,264)		(139,091)	240,764		118,055		219,728
Property, plant and equipment, net	5,983	3,275	357	206	79	495			10,395	—		—		10,395
Goodwill	50,072	—	—	—	—	0	73,092	(4)	123,164	—		—		123,164
Intangible assets, net	96,723	415	18	27	37	1,251	217,529	(5)	316,000	—		—		316,000
Other assets	67,157	3,992	146	0	—	317	23,247	(6),(10)	94,859	—		(18,844	)(8)	76,015
Total assets	$254,367	$109,973	$5,799	$17,992	$9,269	$12,323	$(4,396)		$405,327	$240,764		$99,211		$745,302
Liabilities and Equity
Accounts payable and accrued expenses	$33,063	$15,613	$1,393	$4,682	$6,526	$614	$(1,687	)(2)	$60,204	$—		—		$60,204
Notes payable, current	73,836	—	—	—	500	—	13,745	(3),(7)	88,081	—		(73,836	)(8)	14,245
Label and royalty payables	13,126	—	—	—	—	—			13,126	—		—		13,126
Deferred revenue	2,924	6,610	540	9,530	—	—	135	(2)	19,739	—		—		19,739
Due to related parties	2,612	690	—	4,685	1,036	—	(8,773	)(2),(3)	250	—		—		250
Other current liabilities	5,754	40,902	1,700	45	1,748	9,344	(40,200	)(3)	19,293	—		—		19,293
Total current liabilities	131,315	63,815	3,633	18,942	9,810	9,958	(36,780)		200,693	—		(73,836)		126,857
Deferred tax liabilities	329	—	1	—	—	—	—		330	—		—		330
Mandatorily redeemable non-controlling interest	—	—	—	—	—	—	1,191	(4)	1,191	—		—		1,191
Due to related party—long term	464	—	—	—	—	—	—		464	—		—		464
Other long term liabilities	9,072	—	—	34	—	2,360	43,419	(4)	54,885	—		—		54,885
Long term debt	—	—	—	—	—	—	—		—	—		195,500	(8)	195,500
Total Liabilities	141,180	63,815	3,634	18,976	9,810	12,318	7,830		257,563	—		121,664		379,227
Commitments and contingencies	—	—	—	—	—	—	—		—	—		—		—
Redeemable common stock	84,030	—	—	—	—	—	(19,405	)(9)	64,625	—		—		64,625
Redeemable non-controlling interest	4,267	—	—	—	—	—	—		4,267	—		—		4,267
Stockholders’ equity (deficit)
Common stock	45	39	68	1	—	27	(130	)(9)	50	20	(9)	—		70
APIC	95,346	9,317	—	—	—	1,531	61,032	(9),(10)	167,226	240,744	(9)	—		407,970
Accumulated equity/(deficit)	(88,385)	36,095	2,097	(985)	(541)	(1,553)	(35,208	)(9)	(88,480)	—		(22,453	)(8)	(110,933)
Accumulated other comprehensive income	—	631	—	—	—	—	(631	)(9)	—	—		—		—
Total SFX/ Parent stockholders’ equity	7,006	46,082	2,165	(984)	(541)	5	25,063		78,796	240,764		(22,453)		297,107
Non-controlling interest in subsidiary	17,884	76	—	—	—	—	(17,884	)(9)	76	—				76
Total Stockholders’ Equity	24,890	46,158	2,165	(984)	(541)	5	7,179		78,872	240,764		(22,453)		297,183
Total Liabilities and Stockholders’ Equity	$254,367	$109,973	$5,799	$17,992	$9,269	$12,323	$(4,396)		$405,327	$240,764		$99,211		$745,302

(a)                                 The historical financial statements of Paylogic were prepared under IFRS, upon accounting for the acquisition under US GAAP we performed an analysis of identified differences in accounting standards between US GAAP and IFRS, and determined there were none.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2012

(in thousands except per share data)	SFX Entertainment, Inc.	LIC (1/1/12- 7/31/12)	DDP (1/1/12- 6/19/12)	MMG (1/1/12- 12/31/12)	Beatport	ID&T	I-Motion	Totem	Made	Paylogic(a)	Pro Forma Adjustments		Consolidated Pro Forma Statement of Operations
Revenue
Service revenue	$24,513	$10,920	$12,858	$4,588	$—	$66,964	$14,029	$42,303	$17,884	$7,798	$(2,447	)(2)	$199,410
Product sales	302	66	30	—	48,461	442	660	—	172	—	(3,330	)(2)	46,803
Total revenue	24,815	10,986	12,888	4,588	48,461	67,406	14,689	42,303	18,056	7,798	(5,777)		246,213
Direct cost
Cost of services	(22,719)	(7,905)	(12,606)	—	—	(47,925)	(8,610)	(30,020)	(13,977)	(2,707)	2,509	(2)	(143,960)
Cost of goods sold	(300)	(314)	(10)	—	(33,393)	(215)	(217)	—	(117)	—	3,330	(2)	(31,236)
Total direct costs	(23,019)	(8,219)	(12,616)	—	(33,393)	(48,140)	(8,827)	(30,020)	(14,094)	(2,707)	5,839		(175,196)
Gross profit	1,796	2,767	272	4,588	15,068	19,266	5,862	12,283	3,962	5,091	62		71,017
Selling, general and administrative expenses	(17,026)	(2,323)	(1,046)	(2,011)	(14,641)	(18,923)	(3,482)	(5,891)	(1,040)	(4,833)	(17,418	)(2), (15)	(88,634)
Depreciation	(75)	(95)	—	—	(1,277)	(1,533)	(107)	(74)	(66)	(74)	—		(3,301)
Amortization	(916)	—	—	—	(483)	—	(13)	(2)	—	(162)	(54,670	)(5)	(56,246)
Operating income/(loss)	(16,221)	349	(774)	2,577	(1,333)	(1,190)	2,260	6,316	2,856	22	(72,026)		(77,164)
Other income/(expense)	98	13	26	21	(78)	2,556	152	—	—	—	(11,561	)(10)	(8,773)
Interest income/(expense)	(34)	—	(373)	—	37	203	24	(25)	1	—	(18,832	)(8)	(18,999)
Net income/(loss) before incomes taxes	(16,157)	362	(1,121)	2,598	(1,374)	1,569	2,436	6,291	2,857	22	(102,419)		(104,936)
(Provision)/benefit for income tax	(67)	—	—	—	(160)	(98)	(777)	14	(145)	(11)	34,913	(12)	33,669
Net income/(loss)	(16,224)	362	(1,121)	2,598	(1,534)	1,471	1,659	6,305	2,712	11	(67,506)		(71,267)
Less: Net income/(loss) attributable to non-controlling interest	—	—	—	—	—	73	—	—	—	—	523	(11)	596
Net income/(loss) attributable to SFX Entertainment, Inc.	$(16,224)	$362	$(1,121)	$2,598	$(1,534)	$1,398	$1,659	$6,305	$2,712	$11	$(68,029)		$(71,863)
Loss Per Share—Basic and Diluted	$(0.44)											(13)	$(0.99)
Weighted Average Shares Outstanding	37,186											(14)	72,580

(a)                                 The historical financial statements of Paylogic were prepared under IFRS, upon accounting for the acquisition under US GAAP we performed an analysis of identified differences in accounting standards between US GAAP and IFRS, and determined there were none.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2013

(in thousands except per share data)	SFX Entertainment, Inc.	Beatport (1/1/13- 3/15/13)	ID&T(a)	I-Motion	Totem	Made	Paylogic(b)	Pro Forma Adjustments		Consolidated Pro Forma Statement of Operations
Revenue
Service revenue	$57,607	$—	$57,031	$14,315	$11,346	$17,710	$8,269	$(578	)(2)	$165,700
Product sales	28,688	10,025	—	483	—	122	—	(704	)(2)	38,614
Total revenue	86,295	10,025	57,031	14,798	11,346	17,832	8,269	(1,282)		204,314
Direct cost
Cost of services	(55,704)	—	(41,432)	(7,543)	(11,139)	(15,814)	(2,627)	574	(2)	(133,685)
Cost of goods sold	(19,257)	(7,089)	—	(215)	—	101	—	704	(2)	(25,958)
Total direct costs	(74,961)	(7,089)	(41,432)	(7,758)	(11,139)	(15,915)	(2,627)	1,278		(159,643)
Gross profit	11,334	2,936	15,599	7,040	207	1,917	5,642	(4)		44,671
Selling, general and administrative expenses	(62,002)	(4,597)	(16,099)	(3,469)	(1,482)	(1,800)	(5,274)	(5,338	)(2), (15)	(100,061)
Depreciation	(1,547)	(347)	(1,140)	(91)	(87)	(106)	(86)	—		(3,404)
Amortization	(10,805)	(16)	—	(9)	(2)	—	(112)	(31,257	)(5)	(42,201)
Operating income/(loss)	(63,020)	(2,024)	(1,640)	3,471	(1,364)	11	170	(36,599)		(100,995)
Other income/(expense)	(645)	(263)	39,766	166	—	—	—	(35,197)	(2), (10)	3,827
Interest income/(expense)	(13,468)	6	(610)	3	(17)	(2)	—	(3,932	)(8)	(18,020)
Net income/(loss) before incomes taxes	(77,133)	(2,281)	37,516	3,640	(1,381)	9	170	(75,728)		(115,188)
(Provision)/benefit for income tax	(499)	(52)	(95)	(1,040)	477	—	(38)	15,209	(12)	13,962
Net income/(loss)	(77,632)	(2,333)	37,421	2,600	(904)	9	132	(60,519)		(101,226)
Less: Net income/(loss) attributable to non-controlling interest	(5,572)	—	59	—	—	—	—	5,515	(11)	2
Net income/(loss) attributable to SFX Entertainment, Inc.	$(72,060)	$(2,333)	$37,362	$2,600	$(904)	$9	$132	$(66,034)		$(101,228)
Loss Per Share—Basic and Diluted	$(1.22)								(13)	$(1.18)
Weighted Average Shares Outstanding	59,125								(14)	85,857

(a)                                 The financial information of ID&T has been derived from the combined interim financial statements of One of Us Holding B.V., including its subsidiaries ID&T Holding B.V. and One of Us B.V.

(b)                                 The historical financial statements of Paylogic were prepared under IFRS, upon accounting for the acquisition under US GAAP we performed an analysis of identified differences in accounting standards between US GAAP and IFRS, and determined there were none.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2012

(in thousands except per share data)	SFX Entertainment, Inc.	LIC (1/1/12- 7/31/12)	DDP (1/1/12- 6/19/12)	MMG (1/1/12- 9/30/12)	Beatport	ID&T(a)	I-Motion	Totem	Made	Paylogic(b)	Pro Forma Adjustments		Consolidated Pro Forma Statement of Operations
Revenue
Service revenue	$10,311	$10,920	$12,858	$3,180	$—	$50,125	$11,962	$7,358	$17,877	$5,411	$(818	)(2)	$129,184
Product sales	—	66	30	—	35,272		496		172		(2,409	)(2)	33,627
Total revenue	10,311	10,986	12,888	3,180	35,272	50,125	12,458	7,358	18,049	5,411	(3,227)		162,811
Direct cost
Cost of services	(9,176)	(7,905)	(12,606)	—		(35,897)	(6,902)	(7,761)	(13,910)	(1,829)	665	(2)	(95,321)
Cost of goods sold	—	(314)	(10)	—	(24,409)		(171)		(117)		2,409	(2)	(22,612)
Total direct costs	(9,176)	(8,219)	(12,616)	—	(24,409)	(35,897)	(7,073)	(7,761)	(14,027)	(1,829)	3,074		(117,933)
Gross profit	1,135	2,767	272	3,180	10,863	14,228	5,385	(403)	4,022	3,582	(153)		44,878
Selling, general and administrative expenses	(5,982)	(2,323)	(1,046)	(1,100)	(10,478)	(14,470)	(2,795)	(5,151)	(888)	(3,492)	(12,934	)(2), (15)	(60,659)
Depreciation	(43)	(95)	—	—	(925)	(1,072)	(81)	(71)	(66)	(102)	—		(2,455)
Amortization	(447)	—	—	—	(387)		(9)	(2)	—	(121)	(41,218	)(5)	(42,184)
Operating income/(loss)	(5,337)	349	(774)	2,080	(927)	(1,314)	2,500	(5,627)	3,068	(133)	(54,305)		(60,420)
Other income/(expense)	232	13	26	21	(45)	1,397	109	—	—		(8,335	)(10)	(6,582)
Interest income/(expense)	(43)	—	(373)	—	27	(31)	23	19	1		(14,115	)(8)	(14,492)
Net income/(loss) before incomes taxes	(5,148)	362	(1,121)	2,101	(945)	52	2,632	(5,608)	3,069	(133)	(76,755)		(81,494)
(Provision)/benefit for income tax	1,929	—	—	—	(133)	(28)	(754)	14	(65)	30	29,947	(12)	30,940
Net income/(loss)	(3,219)	362	(1,121)	2,101	(1,078)	24	1,878	(5,594)	3,004	(103)	(46,808)		(50,554)
Less: Net income/(loss) attributable to non-controlling interest	—	—	—	0	0	62	—	0	0	0	394	(11)	456
Net income/(loss) attributable to SFX Entertainment, Inc.	$(3,219)	$362	$(1,121)	$2,101	$(1,078)	$(38)	$1,878	$(5,594)	$3,004	$(103)	$(47,202)		$(51,010)
Loss Per Share—Basic and Diluted	$(0.09)											(13)	(0.71)
Weighted Average Shares Outstanding	36,496											(14)	71,891

(a)                                 The financial information of ID&T has been derived from the combined interim financial statements of One of Us Holding B.V., including its subsidiaries ID&T Holding B.V. and One of Us B.V.

(b)                                 The historical financial statements of Paylogic were prepared under IFRS, upon accounting for the acquisition under US GAAP we performed an analysis of identified differences in accounting standards between US GAAP and IFRS, and determined there were none.

We have presented the following terms of our significant completed and planned acquisitions. However, the valuation of these acquisitions have not yet been finalized and therefore the accounting treatment and estimates of fair value included in these unaudited pro forma financial statements are preliminary and may change upon the final valuation of these transactions.

•                  We acquired an option (the “ID&T Option”) to buy a 75% ownership interest in the ID&T Business and have since acquired 100% of the ID&T Business (the “ID&T Acquisition”), which includes the acquisition of the remaining interest in the ID&T JV, with an economic effect as of July 1, 2013. On March 20, 2013, we paid $2,500 in cash and issued 2,000,000 shares of our common stock to acquire the ID&T Option. We treated the $2,500 in cash and 2,000,000 of our common stock as consideration transferred on March 20, 2013 for the ID&T Option as an investment and later applied the considerations towards the total purchase price upon the closing of the acquired 100% of the ID&T Acquisition. On August 8, 2013, we entered into a stock purchase agreement with One of Us Holding B.V., the seller of the ID&T Business (the “ID&T Seller”), pursuant to which we exercised the ID&T Option. In connection with entering into this agreement, we paid an advance of $10,000 to the ID&T Seller and caused the $7,500 non-recourse loan that the ID&T JV made to ID&T to be transferred to the ID&T Seller, effectively canceling the repayment obligation for that loan. On October 18, 2013, we completed the acquisition of 100% of the ownership interests in the ID&T Business. We also separately acquired 100% of the ownership interests in One of Us International, B.V. (“One of Us International”). Through this acquisition we acquired the remaining 49% of the ownership interests in the previously established ID&T JV, which was not already owned by us. At the time of the purchase of the remaining ownership interests in ID&T JV, One of US Holding B. V. (the “ID&T Seller”) repaid to us $1,000 to settle losses relating to ID&T JV’s operations. The consideration transferred at closing consisted of a cash payment of $60,834, plus the payment of certain working capital adjustments of $5,915 and the issuance to the ultimate stockholders of ID&T of an aggregate of 801,277 shares of our common stock. As part of the acquisition, we did not acquire $77,164 of assets or assumed $40,200 of liabilities (See footnote 3 for further details).

•                  On October 28, 2013, we completed our acquisition of substantially all of the assets of the Totem business, now operating as SFX-Totem Pty Ltd., a 100% owned subsidiary, for $66,850 in cash, an AUD$5,000 (or $4,789 as of October 28, 2013) note due by February 28, 2014 (for the purpose of these pro forma financial statements this payment/note has been discounted using our borrowing rate of 8.25%, to $4,634) and issued 1,105,846 shares of our common stock valued at stock price on the closing date. On January 22, 2014, we settled the note payable to the sellers. As part of the acquisition, we did not acquire $4,656 of assets or assume $4,656 of liabilities (See footnote 3 for further details).

The Company also granted Totem a right to require us to repurchase all (but not less than all) of the shares of our common stock that the Company issued to Totem as consideration under the asset contribution agreement at our initial public offering price of $13.00 per share. This right will be exercisable during the 30 calendar day period beginning on the second anniversary of the closing date. The repurchase right will be exercisable beginning on the second anniversary of the closing date and continuously for 30 days thereafter, and the payment for such repurchased shares must be made by us within 45 days after the Company receive notice from Totem of its election to exercise its repurchase right, therefore these shares will be treated as temporary equity. Additionally, the Totem purchase agreement requires us to make an earnout payment of AUD$10,000 (or $9,579 as of October 28, 2013) if the EBITDA of the business exceeds AUD$18,000 (or $17,242 as of October 28, 2013) for the one-year period ending December 31, 2014. Such earn out payment, if any, shall be paid in the form of cash and shares of our common stock at the then current market price, with an allocation of cash and stock as to be determined by our sole discretion, provided that the maximum cash payment shall not exceed AUD$5,000.

•                  On October 31, 2013, we completed the acquisition of 100% of the issued and outstanding membership interest in Made. Pursuant to the Amended and Restated Membership Interest Purchase Agreement, we paid at closing $14,674 in cash and issued 392,158 shares of our common stock. We previously paid an aggregate amount of $3,950, which was applied as part of the total purchase price consideration. We will also pay to the sellers of Made, a $3,600 contingent payment related to an insurance claim which was settled subsequent to the close of the acquisition, and a $10,000 non-interest bearing promissory notes to be paid at the earlier of March 31, 2014 or the completion of the 2013 audit. We preliminarily valued the non-interest bearing promissory notes at $9,611 discounted over the period due date at the borrowing rate of 8.25%. In addition, the sellers of Made will be entitled to receive a cash earn-out payment in 2018 in an amount equal to the greater of (A) (1) the product of (x) the greater of (a) the mean Estimated EBITDA of the ongoing festivals for 2015, 2016 and 2017 or (b) the median Estimated EBITDA of the ongoing festivals for 2015, 2016 and 2017, each as set forth in the Final Payment EBITDA Report, and (y) a factor of 10, minus (2) thirty five million dollars ($35,000); or (B) ten million dollars ($10,000), (C) in the case of a payment pursuant to either (A) or (B), less the Final Payment Reserve Amount (the “Final Payment”), and (D) in the case of a payment pursuant to either (A) or (B), less the amount of payments, if any, due and payable by the Sellers as of the Final Payment date. For the purposes of these pro forma condensed combined financial statements, we consider these payments to be contingent consideration and part of the consideration transferred, which we preliminarily valued at $33,155, which was calculated by assuming the maximum earn out of $62,185 and discounted using a rate of 15%, which we believe is reasonable given the uncertainty of the amount and timing of these payments. However, this is a preliminary valuation conducted by management and, upon the consummation of this planned acquisition, the fair value of this contingent consideration may change materially. As part of the acquisition, we did not assume $1,500 of liabilities (See footnote 3 for further details).

•                  On November 18, 2013, we completed our acquisition of 100% of the i-Motion business for (i) $16,394 in cash, (ii) 409,357 shares of common stock valued at the stock price on the closing date and (iii) earn out payment of $1,000 (or, if greater, the U. S. dollar equivalent of €787 based on the exchange rate on the business day prior to the due date of the earn out payment) if the EBITDA of i-Motion for the fiscal years ending on December 31, 2013 and/or December 31, 2014 exceeds the lesser of $4,000, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, and €3,150. For the purpose of these pro forma condensed combined financial statements, we preliminarily valued the earn out payment at $2,064, discounted at our borrowing rate of 8.25%, and inclusive of the $98 in exchange rate price protection. Additionally, if the seller realizes a loss during the 30-day period after the 180-day lock-up period (“price protection”), we have agreed to guarantee the value of the issued shares of common stock up to 80% of $5,000, or $4,000 (or if, greater, the U. S. dollar equivalent of €3,150). For the purpose of these pro forma condensed combined financial statement, we preliminarily valued this price protection to our common stock at $347.

•                  On December 2, 2013, we acquired 75% of the outstanding share capital of Paylogic from the shareholders of Accepte for $5,436 in cash and issued 1,007,419 shares of common stock of the Company or $9,732. We expect to acquire the remaining 25% share capital in Paylogic within the second quarter of 2016 (the “second payment”), for a payment equal to 25% of the EBITDA of the business for 2015 multiplied by six. Such payment at the second closing shall consist of one-third cash and two-thirds shares of our common stock. For the purposes of these unaudited pro forma condensed combined financial statements, we consider our obligation to purchase the remaining equity in this business as making the non-controlling interest mandatorily redeemable, and accordingly, we characterize it as a liability of ours. The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions, including that certain shares of the Company issued as consideration in the transaction were placed in a third party escrow for eighteen months as security for the fulfillment of the obligations of the sellers under the Purchase Agreement.

•                  On November 21, 2013, we entered into an option agreement (the “Rock World Option”) for R$150,000 (or approximately $66,420 as of September 30, 2013), which grants us a purchase option to acquire a fifty percent (50%) interest (“Newco Interest”) in a newly formed entity (“Rock World Newco”) that, following a series of consolidation transactions with certain shareholders of Rock World, will own eighty percent (80%) of the equity shares of Rock World. We have accounted for this planned acquisition as an equity method investment.

Unless otherwise noted, dollar amounts presented in this section are translated from the Australian Dollar (AUD), Euro (EUR), and Brazil Real (R$) using the following rates.

	€(Euro)	$(AUD)	R$ BRL
Profit & Loss
Year ended December 31, 2012	1.29	1.04	0.51
Nine months ended September 30, 2012	1.28	1.03	0.52
Nine months ended September 30, 2013	1.32	0.98	0.47
Balance Sheet
September 30, 2013	1.35	0.93	0.44

FOOTNOTES:

(1)                                 The pro forma adjustment to cash reflects:

a.                                      the $118,055 net proceeds from this note offering of $200,000, after the repayment of the First Lien Term Loan Facility and deducting estimated offering expenses;

b.                                      the net proceeds of initial public offering, which was completed on October 15, 2013; less

c.                                       the cash we expect to pay in connection with our acquisitions and the cash on the balance sheet of the targeted businesses that we do not expect to receive as part of the acquisition.

Pro forma adjustments to cash:
Made acquisition cash consideration(a)	$(14,674)
Totem acquisition cash consideration(b)	(62,007)
ID&T acquisition cash consideration(c)	(66,749)
i-Motion acquisition cash consideration	(16,394)
Paylogic acquisition cash consideration	(5,436)
Rock World acquisition cash consideration	(66,420)
ID&T cash not acquired (see footnote 3)	(13,819)
Totem cash not acquired (see footnote 3)	(4,656)
Total Net Pro Forma adjustments to cash	$(250,155)
Net proceeds from our initial public offering(d)	$242,642
Proceeds from note	$200,000
Repayment of First Lien Term Loan	(75,000)
Estimated offering expenses	(6,945)
Net proceeds from this note(e)	$118,055

(a)                                 Excludes $3,950 paid to the sellers of Made as an initial deposit, prior to September 30, 2013. On October 31, 2013, we completed the acquisition of Made and this amount was applied as part of the total purchase price, in addition we recognized a corresponding reduction in other assets.

(b)                                 Excludes $4,843 paid to the sellers of Totem on May 22, 2013 as an initial deposit. On October 28, 2013, we completed the acquisition of Totem, this amount was applied as part of the total purchase price, in addition we recognized a corresponding reduction in other assets.

(c)                                  Excludes $2,500 paid to ID&T on March 20, 2013 for the ID&T Option, and $10,000 paid to ID&T on August 8, 2013 as an initial deposit. On October 18, 2013, we completed the acquisition of the ID&T Business, and this amount was applied as part of the total purchase price, in addition we will recognize a corresponding reduction in other assets.

(d)                                 Reflects the proceeds of our initial public offering after deducting estimated underwriting discounts and commissions and offering expenses paid or payable by us as of September 30, 2013.

(e)                                  Reflects the proceeds of this bond offering after the repayment of the First Lien Term Loan Facility and deducting estimated offering expenses of $6,945, comprised of $2,445 related to deferred financing cost recorded in other assets and $4,500 original issue discount cost netted to the Note.

(2)                                 Elimination of Intercompany Transactions—We made the following adjustments to the unaudited pro forma condensed combined balance sheet to eliminate payables and receivables between ID&T, ID&T JV, Paylogic, Totem, and us as of September 30, 2013.

Pro forma adjustments to eliminate intercompany transactions:
Due from related party	$(5,093)
Accounts receivable	(3,112)
Other current assets	(3,441)
Accounts payable and accrued expenses	(1,687)
Due to related party	(3,117)
Deferred revenue	(135)

We made the following adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 and September 30, 2012 to eliminate certain revenues and expenses that would have been eliminated if the Transactions had occurred on January 1, 2012.

	For the	For the nine	For the nine
	year ended	months ended	months ended
	December 31,	September 30,	September 30,
	2012	2013	2012
Product revenue(a)	$(3,330)	$(704)	$(2,409)
Product costs(a)	3,330	704	2,409
Service revenue(b), (d), (e)	(2,447)	(578)	(818)
Service costs(b), (d), (e)	2,509	574	665
Selling, general, and administrative expense(c)	586	676	568
Other income/expense(f)	—	(34,810)	—

(a)                                 We decreased product revenue and product costs by $(3,330) for the year ended December 31, 2012 and $(704) and $(2,409) for the nine months ended September 30, 2013, and September 30, 2012, respectively, to align the accounting of sales tax presentation of Beatport to ours for the period prior to our acquisition of Beatport on March 15, 2013.

(b)                                 We made adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 to eliminate transactions between LIC and DDP for the period prior to our acquisition of LIC in the amount of $(2,238). In addition, we made adjustments for the nine months September 30, 2012 in the amount of $663 for service revenue and $534 for service cost to eliminate transactions between LIC and DDP. From time to time, LIC and DDP have participated and will participate in the promotion and production of certain events. The revenues and costs associated with these events create intercompany amounts that will be eliminated as part of our consolidated financial statements for periods after July 31, 2012, the first date that both LIC and DDP were our consolidated subsidiaries. The adjustments in the unaudited pro forma condensed combined financial statements eliminate the intercompany amounts between the two entities on the same basis for periods prior to that date.

(c)                                  We eliminated from selling, general and administrative expenses approximately $586, $676 and $568 in licensing fees for the year ended December 31, 2012 and the nine months ended September 30, 2013, and September 30, 2012, respectively, associated with intellectual property that i-Motion licenses, but that we acquired as part of the i-Motion acquisition.

(d)                                 We eliminated from service revenue and service cost $300 in licensing fees for the nine months ended September 30, 2013 associated with intellectual property that ID&T licensed to ID&T JV.

(e)                                  We eliminated from service revenue and service cost $209 in transactions fees and $271 in transaction cost for the year ended December 31, 2012 and $278 and $274 in transactions fees and $155 and $131 in transaction cost for the nine months ended September 30, 2013, and September 30, 2012, respectively, associated with services performed between Paylogic, ID&T and ID&T JV.

(f)                                   We adjusted the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2013 to eliminate a $34,810 gain that ID&T recognized related to their sale of the 51% ownership in ID&T JV to us.

(3)                                 Assets and Liabilities Not Acquired—We adjusted the unaudited pro forma condensed combined balance sheet to eliminate cash, other current assets and liabilities held by ID&T, Made and Totem that we did not assume as part of these acquisitions as follows:

Assets and liabilities not acquired	Total
Cash	$(18,475)
Other current assets	(63,345)
Notes payable	(500)
Due to related parties	(5,656)
Other current liabilities	(40,200)

The following tables detail the assets and liabilities that we did not assume as part of the acquisitions and the related purchase price adjustments to goodwill, intangible assets, and non-controlling interest.

ID&T Business—Assets and liabilities not assumed:

						ID&T
						assets
		Assets &				acquired
		liabilities		Asset &	Purchase	and
	ID&T	not		liabilities	price	liabilities
	(as recorded)	acquired		assumed	adjustments	assumed
Cash	$23,018	$(13,819)		$9,199	$—	$9,199
Current assets	79,273	(63,345	)(a)	15,928	—	15,928
Property, plant and equipment, net	3,275	—		3,275	—	3,275
Other long term assets	3,992	—		3,992	—	3,992
Net tangible assets	109,558	(77,164)		32,394	—	32,394
Intangible assets, net	415	—		415	74,944	75,359
Goodwill	—	—			25,120	25,120
Net Assets	$109,973	$(77,164)		$32,809	$100,064	$132,873
Current liabilities	(63,815)	40,200	(b)	(23,615)	—	(23,615)
Non-controlling interest	(76)	—		(76)	—	(76)
Liabilities & non-controlling interest assumed	$(63,891)	$40,200		$(23,691)	$—	$(23,691)

(a)                                 Represents approximately $43,417 in SFX equity-related instruments, and $19,928 in receivables from ID&T shareholders that we did not acquire as part of the acquisition of ID&T.

(b)                                 Represents approximately $32,700 of consideration received by ID&T from SFX for the ID&T Option and the $7,500 advance from SFX against future earnings of the ID&T JV. We did not acquire these balances as part of the acquisition. The $7,500 advance was forgiven by SFX and treated as part of the consideration transferred for the purchase of ID&T.

Made—Assets and liabilities not assumed:

	Made (as recorded)	Assets & liabilities not acquired		Asset & liabilities assumed	Purchase price adjustments	Made assets acquired and liabilities assumed
Cash	$1,125	$—		$1,125	$—	$1,125
Current assets	8,028	—		8,028	—	8,028
Property, plant and equipment, net	79	—		79	—	79
Other long term assets	—	—		—	—	—
Net tangible assets	9,232	—		9,232	—	9,232
Intangible assets, net	37	—		37	50,538	50,575
Goodwill	—			—	16,858	16,858
Net Assets	$9,269	$—		$9,269	$67,396	$76,665
Current liabilities	(9,810)	1,500	(a)	(8,310)	—	(8,310)
Non-controlling interest	—	—		—	—	—
Liabilities & non-controlling interest assumed	$(9,810)	$1,500		$(8,310)	$—	$(8,310)

(a)                                 Represents approximately $500 of note payable and $1,000 due to sellers that was not assumed as part of the acquisition of Made.

Totem—Assets and liabilities not assumed:

	Totem (as recorded)	Assets & liabilities not acquired		Asset & liabilities assumed	Purchase price adjustments	Totem assets acquired and liabilities assumed
Cash	$10,647	$(4,656	)(a)	$5,991	$—	$5,991
Current assets	7,112	—		7,112	—	7,112
Property, plant and equipment, net	206	—		206	—	206
Other long term assets	—	—		—	—	—
Net tangible assets	17,965	(4,656)		13,309		13,309
Intangible assets, net	27			27	65,015	65,042
Goodwill	—	—		—	21,681	21,681
Net Assets	$17,992	$(4,656)		$13,336	$86,696	$100,032
Current liabilities	(18,942)	4,656	(a)	(14,286)	—	(14,286)
Other long term liabilities	(34)	—		(34)	—	(34)
Non-controlling interest	—	—		—	—	—
Liabilities & non-controlling interest assumed	$(18,976)	$4,656		$(14,320)	$—	$(14,320)

(a)                                 Represents approximately $4,656 of cash and $4,656 due to sellers that was not assumed as part of the acquisition of Totem

(4)                                 Purchase Price Allocation/Goodwill—Under acquisition accounting, we recognize the assets and liabilities acquired at their fair value on the acquisition date, with any excess in purchase price over these values being allocated to goodwill.

For our completed acquisitions, management has made an initial fair value estimate of the assets acquired and liabilities assumed. These initial estimates will likely differ from the final valuation, once we have received the valuation report of a third-party expert, and this difference could be material. We have made no adjustments to the fair value of the assets acquired (other than intangible assets) and liabilities assumed. We believe that due to the short-term nature of the majority of the assets acquired and liabilities assumed that their carrying values, as included in the historical financial statements of the entities, approximates their respective fair values. The acquired goodwill for these acquisitions is primarily related to synergies with our combined businesses and assembled workforce.

The following table shows the preliminary purchase price, estimated acquisition-date fair values of the acquired assets and liabilities assumed, non-controlling interest and calculation of goodwill for the completed acquisitions presented on a pro forma basis as of September 30, 2013, the date of our most recent balance sheet. Rock World is an equity method investment and therefore the total consideration, consisting of cash, is presented on a single line of other assets.

As of September 30, 2013	ID&T	I-Motion	Totem	Made	Paylogic	Rock World	Total
Cash(a)	$79,249	$16,394	$66,850	$18,624	$5,436	$66,420	$252,973
Contingent consideration(b)	—	2,411	4,253	36,755	—	—	43,419
Promissory note to seller	—	—	4,634	9,611	—	—	14,245
Forgiveness of advance	7,500	—	—	—	—	—	7,500
Common stock	22,433	3,471	9,975	3,365	9,732	—	48,976
Common Shares Issued	2,801,277	409,357	1,105,846	392,158	1,007,419	—	5,716,057
Total Purchase Price	$109,182	$22,276	$85,712	$68,355	$15,168	$66,420	$367,113
Net tangible assets Acquired	$32,394	$5,781	$13,309	$9,232	$11,072	$66,420	$138,208
Liabilities Assumed	(23,615)	(3,634)	(14,320)	(8,310)	(12,318)	—	(62,197)
Goodwill(c)	25,120	5,032	21,681	16,858	4,401	—	73,092
Intangible Assets(d)	75,359	15,097	65,042	50,575	13,204	—	219,277
Mandatorily redeemable NCI	—	—	—	—	(1,191)	—	(1,191)
Non-controlling interest	(76)	—	—	—	—	—	(76)
Total Purchase Price Allocation	$109,182	$22,276	$85,712	$68,355	$15,168	$66,420	$367,113

(a)                                   Includes $2,500 cash paid to ID&T as consideration for the ID&T Option on March 20, 2013 and $10,000 cash paid to ID&T on August 8, 2013. These amounts were applied as part of the total purchase price.

Includes $2,500 cash paid to Made on June 24, 2013 and $1,450 cash paid on August 21, 2013 as initial deposits. These amounts were applied as part of the total purchase price.

Includes $4,843 paid to the sellers of Totem on May 22, 2013 as an initial deposit. This amount was applied as part of the total purchase price.

(b)                                  The contingent consideration for the i-Motion acquisition is comprised of three components, i) an earn-out payment, ii) a foreign exchange guarantee and iii) price protection related to the shares of our common stock. The earn-out is based on an annual earn out payment of $1,000 (or, if greater, the U.S. dollar equivalent of €787 based on the exchange rate on the business day prior to the due date of the earn out payment) if the EBITDA of i-Motion for the fiscal years ending on December 31, 2013 and/or December 31, 2014 exceeds the lesser of $4,000, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, and €3,150. For purposes of these unaudited pro forma condensed combined financial statements we have assumed that the EBITDA target will be met in the first year and therefore have discounted the $1,000 earn out payment for nine months at the borrowing rate of 8.25%, for a value of $1,020. We also assumed that the EBITDA target will be met in the second year and therefore have discounted the $1,000 earn out payment for eighteen months at the borrowing rate of 8.25%, for a value of $946. The foreign exchange guarantee requires us, upon the settlements of the earn-out payments, to provide the seller with a Euro equivalent at an exchange rate of 1.27 dollars to the Euro. We preliminarily valued this foreign exchange guarantee at approximately 5% of the total value of the considerations to be paid, utilizing an option-based call model, with a preliminary value of $98. The price protection related to the shares of our common stock was preliminarily valued at approximately 10% of the total value of our common stock issued in consideration for the i-Motion acquisition, for an estimated value of $347. All of these estimates are preliminary and have not been finalized as we have not completed the valuation of i-Motion.

The contingent consideration for the Made acquisition includes a $3,600 contingent consideration related to an insurance claim, which was settled subsequent to the close of the acquisition, and a cash earn-out payment in 2018 in an amount equal to the greater of (A) (1) the product of (x) the greater of (a) the mean Estimated EBITDA of the Ongoing Festivals for 2015, 2016 and 2017 or (b) the median Estimated EBITDA of the Ongoing Festivals for 2015, 2016 and 2017, each as set forth in the Final Payment EBITDA Report, and (y) a factor of 10, minus (2) thirty five million ($35,000); or (B) ten million dollars ($10,000), (C) in the case of a payment pursuant to either (A) or (B), less the Final Payment Reserve Amount (the “Final Payment”), and (D) in the case of a payment pursuant to either (A) or (B), less the amount of payments, if any, due and payable by the Sellers as of the Final Payment date. For purposes of these pro forma condensed combined financial statements, we consider these payments to be part of the consideration transferred, which we preliminarily valued at $33,155, which was calculated by assuming the maximum earn out of $62,185 and discounted using a rate of 15%, which we believe is reasonable given the uncertainty of the amount and timing of these payments. However, this is a preliminary valuation by management and upon the consummation of this planned acquisition the fair value of this distribution payment may change materially.

The former owners of Totem are entitled to receive an earn-out payment of AUD$10,000 (or $9,579 as of October 28, 2013) based on the EBITDA of the business for the year ended December 31, 2014. If the EBITDA exceeds AUD$18,000 (or $17,242 as of October 28, 2013) for the one-year period ended December 31, 2014, we will be required to make the earn-out payment. Such earn-out payment, if any, for the purposes of these pro forma financial statements are assumed to be made on March 31, 2015. This earn-out payment is considered contingent consideration for the Totem acquisition and therefore, part of the consideration transferred. The payment of AUD$10,000 (or $9,579 as of October 28, 2013) has been preliminarily valued for these pro forma financial statements at $4,253 based on our discount rate of 8.25% and assuming a 50% probability that the required EBITDA for 2014 is achieved. All of these estimates are preliminary and have not been finalized as we have not completed the valuation of Totem.

(c)                                   For our acquisitions, management has made an initial estimate that $16,858 of the goodwill from the Made acquisitions will be deductible for tax purposes and the remaining goodwill of $56,234 from the other acquisitions will not be deductible. However, these estimates are preliminary, and we have not completed the required tax and legal analyses to finalize our determination of deductibility of goodwill for tax purposes. Accordingly, the values of the goodwill recognized from these acquisitions and their deductibility for tax purposes set forth in these unaudited pro forma condensed combined financial statements could change and those changes could differ materially from what we present here.

(d)                                  Includes $1,748 of intangible assets recorded on the historical balance sheets of the acquired businesses.

(5)                                 Intangible Assets—We based the estimated useful lives of the most significant acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets useful lives ranging from 3 to 15 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

We based our preliminary estimates of each intangible asset type/category that we expect to recognize as part of the planned acquisitions on the nature of the businesses and the contracts that we have in place with the sellers. We also based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates to us that fan databases, trade names/marks, and non-compete agreements compose the significant majority of intangible assets for live event types of business. We based the preliminary estimated useful lives of these intangible assets on the useful lives that we have used for similar intangible assets in prior acquisitions. However, all of these estimates are preliminary, as we have not completed these acquisitions or analyzed all the facts surrounding the businesses to be acquired and therefore have not been able to finalize the accounting for these transactions.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The figures set forth below reflect the preliminary fair value of intangible assets of the businesses that we have acquired after September 30, 2013, and their estimated useful lives.

	ID&T	I-Motion	Totem	Made	Paylogic	Total Acquisitions	Estimated Useful Lives
Software Technology	$—	$—	$—	$—	$1,981	$1,981	5
Customer relationship	—	—	—	—	1,981	1,981	15
Fan Database	15,072	3,019	13,008	10,115	—	41,214	3
Trademarks/names	52,751	10,568	45,530	35,402	9,242	153,493	7
Non Compete Agreements	7,536	1,510	6,504	5,058	—	20,608	5
Total Intangible Assets(a)	$75,359	$15,097	$65,042	$50,575	$13,204	$219,277

(a)                                   Includes $1,748 recorded on the balance sheets of the businesses we plan to acquire, which results in a pro forma adjustment of $217,529.

The figures set forth below reflect the estimated acquisition-date fair value of intangible assets for our completed acquisitions.

The gross intangible assets are already included in our historical consolidated balance sheet as of September 30, 2013.

	LIC	Disco	MMG	ID&T JV	Beatport	Acquired business Total	Estimated Useful Lives
Supplier and label relationships	$—	$—	$—	$—	$17,900	$17,900	15
Trade domain names	—	—	—	—	19,400	19,400	7
Technology		—	—	—	8,804	8,804	5
Fan Database	1,120	1,180	—	—	—	2,300	3
Trademarks/names	3,290	3,180	—	35,765	—	42,235	7
Management Agreements	—	—	13,600	—	—	13,600	5
Non Compete Agreements	1,010	259	825	—	1,300	3,394	5
Website	—	14	—	—	—	14	3
Total Intangible Assets	$5,420	$4,633	$14,425	$35,765	$47,404	$107,647

We amortize intangible assets over their estimated useful life. The amortization of intangible assets for our acquisitions subsequent to September 30, 2013, shown below, assumes that the assets were acquired on January 1, 2012 and amortized over the period associated with each statement of operations.

For the nine months ended September 30, 2013	ID&T(a)	I-Motion	Totem	Made	Paylogic	Total Amortization Expense
Pro Forma	$10,550	$2,114	$9,106	$7,081	$1,386	$30,237
As recorded in historical financial statements	—	(9)	(2)	—	(112)	(123)
Pro Forma adjustment	$10,550	$2,105	$9,104	$7,081	$1,274	$30,114

For the nine months ended September 30, 2012	ID&T(a)	I-Motion	Totem	Made	Paylogic	Total Amortization Expense
Pro Forma	$10,550	$2,114	$9,106	$7,081	$1,386	$30,237
As recorded in historical financial statements	—	(9)	(2)	—	(121)	(132)
Pro Forma adjustment	$10,550	$2,105	$9,104	$7,081	$1,265	$30,105

For the year ended December 31, 2012	ID&T	I-Motion	Totem	Made	Paylogic	Total Amortization Expense
Pro Forma	$14,067	$2,818	$12,141	$9,441	$1,849	$40,316
As recorded in historical financial statements	—	(13)	(2)	—	(162)	(177)
Pro Forma adjustment	$14,067	$2,805	$12,139	$9,441	$1,687	$40,139

(a)                                      The financial information of ID&T has been derived from the combined interim financial statements of One of Us Holding B.V., including its subsidiaries ID&T Holding B.V. and One of Us B.V.

The following table sets forth the amortization expense of the completed acquisitions reflected in the historical statements of operations as of September 30, 2013, as if each of them had occurred on January 1, 2012 to arrive at the total pro forma amortization expense for the period associated with each statement of operations.

For the nine months ended September 30, 2013	LIC	Disco	MMG	ID&T JV	Beatport	Acquired business Total
Pro Forma	$784	$678	$2,164	$3,832	$4,489	$11,947
As recorded in historical financial statements	(784)	(678)	(2,164)	(3,832)	(3,346)	(10,804)
Pro Forma adjustment	$—	$—	$—	$—	$1,143	$1,143

For the nine months ended September 30, 2012	LIC	Disco	MMG	ID&T JV	Beatport	Acquired business Total
Pro Forma	$784	$678	$2,164	$3,832	$4,489	$11,947
As recorded in historical financial statements	(211)	(236)	—	—	(387)	(834)
Pro Forma adjustment	$573	$442	$2,164	$3,832	$4,102	$11,113

For the year ended December 31, 2012	LIC	Disco	MMG	ID&T JV	Beatport	Acquired business Total
Pro Forma	$1,046	$904	$2,885	$5,109	$5,986	$15,930
As recorded in historical financial statements	(436)	(480)	—	—	(483)	(1,399)
Pro Forma adjustment	$610	$424	$2,885	$5,109	$5,503	$14,531

The following table provides the total adjustment to amortization expense for completed acquisitions prior to and subsequent to September 30, 2013, for the year ended December 31, 2012, the nine months ended September 30, 2013, and September 30, 2012, respectively.

	Year ended December 31, 2012	Nine months ended September 30, 2013	Nine months ended September 30, 2012
Completed acquisitions prior to September 30, 2013	$14,531	$1,143	$11,113
Completed acquisitions subsequent to September 30, 2013	40,139	30,114	30,105
Total Amortization Expenses	$54,670	$31,257	$41,218

(6)                                 Other Assets—The adjustment to other assets reflects the initial deposits of cash and common stock of the Company made prior to September 30, 2013, which was applied as part of the total purchase price to each of the respective acquisitions.

Made	$(3,950)
Totem	(4,843)
ID&T Option—Stock & forgiveness of loan	(21,880)
ID&T Option—Cash	(12,500)
TOTAL	$(43,173)

(7)                                 Notes Payable—Reflects two notes payable to the sellers of Made (the “Made Notes”), totaling a principal amount of $10,000, incurred in connection with the acquisition of Made. These notes will become due on March 31, 2014 or any earlier date on which Made’s 2013 audited financial statements are available. The Made Notes will not bear interest and therefore they have been discounted at our borrowing rate of 8.25% and for the purposes of these unaudited pro forma condensed combined financial statements been recorded as a pro forma adjustment to the balance sheet of $9,611.

The asset contribution agreement for the Totem acquisition provides that we pay an additional AUD$5,000 (or $4,789 as of October 28, 2013) to the sellers of Totem by February 28, 2014. For the purposes of these unaudited pro forma condensed combined financial statements this note has been discounted at our borrowing rate of 8.25% and been recorded as a pro forma adjustment to the balance sheet of $4,634. On January 22, 2014, we settled the note payable to the sellers.

The total pro forma adjustment for the notes of the Made and Totem acquisitions and the adjustment for liabilities not assumed as part of the Made acquisition, as outlined in footnote 3, results in an adjustment of $13,745.

(8)                                 Long-Term Debt—As part of this note offering we expect to issue a principal amount of $200,000 (or $195,500, net of original issue discount (“OID”) of $4,500) and extinguish the First Lien Term Loan Facility and the related deferred financing costs (“DFC”). Therefore our unaudited pro forma condensed combined balance sheet includes an adjustment for the repayment of the First Lien Term Loan Facility in the principal amount of $75,000 ($73,836, net of OID, as of September 30, 2013) and the DFC as follows:

Write-off of DFC related to First Lien Term Loan	$(21,289)
Deferred financing costs related to Note	2,445
Total deferred financing costs	$(18,844)
Total adjustment to accumulated equity/(deficit) for the write-off of DFC and OID related to the First Lien Term Loan Facility	$(22,453)

In connection with this note offering, the extinguishment of our First Lien Term Loan Facility, and the Made and Totem notes, our unaudited pro forma condensed combined statement of operations includes an adjustment to interest expense, as follows.

For the year ended December 31, 2012:

Interest Expense on Made Note	$825
Interest Expense on Totem Note	382
Interest Expense on Note	16,500
Amortization of Note DFC & OID	1,125
Total interest expense	$18,832

For the nine months ended September 30, 2012:

Interest Expense on Made Note	$619
Interest Expense on Totem Note	287
Interest Expense on Note	12,375
Amortization of Note DFC &OID	834
Total interest expense	$14,115

For the nine months ended September 30, 2013:

Interest Expense on Made Note	$619
Interest Expense on Totem Note	287
Interest Expense on Note	12,375
Amortization of Note DFC &OID	915
Reversal of Sillerman guarantee amortization	(6,296)
Reversal of the Term Loan DFC amortization	(951)
Reversal of interest expense for Term Loan	(3,017)
Total interest expense	$3,932

(9)           Adjustments to Equity—The following table details the pro forma adjustments to equity accounts, temporary equity and mandatorily redeemable non-controlling interest.

	Common Stock	APIC	Due from Shareholders	Accumulated other comprehensive income	Accumulated Equity/ Deficit	Total SFX / Parent shareholders’ equity	Non-Controlling Interest	Total Equity	Temporary Common stock	Temporary NCI	Mandatory Redeemable NCI (Liab.)
ID&T(a)	(39)	$(1,264)	$—	$(631)	$(36,135)	$(38,069)	$—	$(38,069)	$—	$—	$—
ID&T JV(b)	—	17,884	—	—	(55)	17,829	(17,884)	(55)	—	—	—
i-Motion	(68)	3,471	—	—	(2,097)	1,306	—	1,306	—	—	—
Made	—	3,365	—	—	541	3,906	—	3,906	—	—	—
Totem	(1)	—	—	—	985	984	—	984	9,975	—	—
Paylogic(c)	(27)	8,201	—	—	1,553	9,727	—	9,727	—	—	1,191
Rock World		(66,420)				(66,420)
Termination of repurchase rights(d)	5	29,375				29,380		29,380	(29,380)
Total	(130)	$(5,388)		$(631)	$(35,208)	$(41,357)	$(17,884)	$7,179	$(19,405)		$1,191
Initial Public Offering(e)	20	$240,744	$—	$—	$—	$240,764	$—	$240,764	$—	$—	$—

(a)                                      We have included an adjustment in additional paid-in-capital of $1,264. This comprises the elimination of ID&T’s historic additional paid-in-capital of $9,317 and an increase of $8,053 related to the additional shares of our common stock we will issue to the ID&T Seller in connection with the acquisition. We have also included an adjustment in accumulated equity/deficit of $40 representing intercompany expenses incurred in connection with the acquisition of ID&T.

(b)                                      We have included an adjustment in accumulated equity/deficit of $55 representing intercompany expenses incurred in connection with the acquisition of ID&T JV.

(c)                                      We have included an adjustment in additional paid-in-capital of $8,201. This comprises the elimination of Paylogic’s historic additional paid-in-capital of $1,531 and an increase of $9,732 related to the additional shares of our common stock we will issue to Paylogic in connection with the acquisition.

(d)                                      The adjustment reflects the 5,000,000 shares of common stock with “put” rights, par value of $0.001, reclassified from temporary equity to permanent equity. The shares reclassified as part of this adjustment approximate $29,380 ($29,375 in additional paid-in-capital and $5 in common stock) representing the ID&T JV, the ID&T Option and Disco share issuances, will no longer have a put right upon the completion of the initial public offering.

(e)                                      Reflects the proceeds of our initial public offering after deducting underwriting discounts and commissions and offering expenses paid ($1,878 of which was capitalized in other assets and subsequently reclassified to APIC upon our IPO) or payable by us after September 30, 2013.

(10)         Equity-method investment in Rock World—On November 21, 2013, we entered into an option agreement for R$150,000 (or approximately $66,420), which grants us a purchase option to acquire 40% of Rock World. For the purposes of these unaudited pro forma financial statements, we have accounted for this planned acquisition as an equity method investment and has been included as an adjustement within the unaudited pro forma condensed combined balance sheet.

The following table details the translation of Rock World’s historical financials presented in Brazilian Reais (R$) to US Dollars ($) and adjustments to identified differences in accounting standards between Rock World’s financial statements prepared in accordance with IFRS and US GAAP.

	For the year ended December 31, 2012		For the nine months ended September 30, 2013		For the nine months ended September 30, 2012
Rock World—Net income/(loss) under IFRS (R$)	R$	(11,306)	R$	33,839	R$	(6,484)
Adjustments to US GAAP in relation to the consolidation of a common control entity	(904)		—		(904)
Net loss under US GAAP, R$	R$	(12,210)	R$	33,839	R$	(7,388)
Average exchange rate for the year/period	0.51		0.47		0.52
Net loss under US GAAP, USD$	$(6,267)		$16,009		$(3,862)
Purchase price adjustment
Basis difference for preliminary identified amortization expense	$(22,635)		$(16,976)		$(16,976)
Net loss	(28,902)		(967)		(20,838)
SFX’s equity interest in Rock World	40%		40%		40%
SFX proportionate share of Rock World net loss	$(11,561)		$(387)		$(8,335)

(11)         Non-controlling Interests—The unaudited pro forma condensed combined statement of operations accounts for the 20% non-controlling interest in MMG that we did not acquire, the 25%

mandatorily non-controlling interest in Paylogic that we are obligated to acquire, and the elimination of the 49% non-controlling interest in the ID&T JV that we acquired as follows.

	For the year ended December 31, 2012	For the nine months ended September 30, 2013	For the nine months ended September 30, 2012
Net Income—MMG	$2,598	$—	$2,101
Adustment to net income attributable to Non-Controlling Interest—MMG 20%	520	—	420
Net Loss—ID&T JV	—	(11,189)	—
Amount already recorded 49%	—	(5,482)	—
Adjustment to eliminate net loss attributable to 49% non-controlling interest holders of ID&T JV	—	5,482	—
Net income/(loss)—Paylogic	11	132	(103)
Adjustment to net income/loss attributable to Non-Controlling interest—Paylogic 25%	3	33	(26)
Total adjustment to Non-Controlling Interests	$523	$5,515	$394

(12)         Provision for Income Tax—The following tables details the pro forma adjustments to income taxes for the year ended December 31, 2012 and the nine months ended September 30, 2013 and September 30, 2012.

Year ended December 31, 2012	LIC (1/1/12- 7/31/12)	DDP (1/1/12- 6/19/12)	MMG (1/1/12- 12/31/12)	Beatport	ID&T	I-Motion	Totem	Made	Paylogic	Pro Forma Adjustments	Total Pro Forma Operating Loss
Net income/(loss) before incometaxes	$362	$(1,121)	$2,598	$(1,374)	$1,569	$2,436	$6,291	$2,857	$22	$(102,419)	$(88,779)

Estimated benefit at statutory income tax rate 38%											33,736
Less benefit/(provision) for income taxes
Beatport											160
ID&T											98
I-Motion											777
Totem											(14)
Made											145
Paylogic											11
Rock World											—
Pro forma tax adjustment											$34,913

Nine Months ending September 30, 2013	BEATPORT 1/1/13- 3/15/13	ID&T(a)	I-Motion	Totem	Made	Paylogic	Pro Forma Adjustments	Total Pro Forma Operating Loss
Net income/(loss) before income taxes	$(2,281)	$37,516	$3,640	$(1,381)	$9	$170	$(75,728)	$(38,055)

Estimated benefit at statutory income tax rate 38%								14,461
Less benefit/(provision) for income taxes
Beatport (1/1-3/15)								52
ID&T								95
I-Motion								1,040
Totem								(477)
Made								—
Paylogic								38
Rock World								—
Pro forma tax adjustment								$15,209

Nine Months ending September 30, 2012	LIC (1/1/12- 7/31/12)	DDP (1/1/12- 6/19/12)	MMG (1/1/12- 9/30/12)	Beatport	ID&T(a)	I-Motion	Totem	Made	Paylogic	Pro Forma Adjustments	Total Pro Forma Operating Loss
Net income/(loss) before income taxes	$362	$(1,121)	$2,101	$(945)	$52	$2,632	$(5,608)	$3,069	$(133)	$(76,755)	$(76,346)

Estimated benefit at statutory income tax rate 38%											29,011
Less benefit/(provision) for income taxes
Beatport											133
ID&T											28
I-Motion											754
Totem											(14)
Made											65
Paylogic											(30)
Rock World											—
Pro forma tax adjustment											$29,947

(a)             The financial information of ID&T has been derived from the combined interim financial statements of One of Us Holding B.V., including its subsidiaries ID&T Holding B.V. and One of Us B.V.

(13)         Earnings Per Share—The following table details the pro forma adjustments to earnings per share.

	Year ended December 31, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Net loss attributable to SFX Entertainment, Inc.	$(71,863)	$(101,228)	$(51,010)
Weighted average shares outstanding and used in the computation of basic net income per share	72,580	85,857	71,891
Net loss attributable to SFX Entertainment, Inc. common shareholders per share—basis	$(0.99)	$(1.18)	$(0.71)

(14)         Weighted Average Shares Outstanding—The pro forma weighted average shares outstanding adjusts our weighted average shares outstanding during the twelve months ended December 31, 2012, the nine months ended September 30, 2013 and September 30, 2012, to reflect common stock issued after the beginning of 2012 in connection with the Transactions by adding to it the amount necessary to reflect those shares as having been outstanding for the entire period. In each case, we assume that the shares were issued and became outstanding on January 1, 2012. In each case, the figures below reflect adjustments covering the period during which the shares had not yet been issued. In the case of our acquisitions of Life in Color, Disco and MMG, the column for the year ended December 31, 2012 and the column for the nine months ended September 30, 2012 adjusts for the shares to be outstanding for the period prior to their issuance during that year, and there is no adjustment for the nine months ended September 30, 2013. In the case of our acquisitions of Beatport (shares issued on March 15, 2013) and the ID&T JV (shares issued on March 15, 2013) and our purchase of the ID&T Option (shares issued on March 20, 2013), the column for the year ended December 31, 2012, adjusts for the shares to be outstanding for the full year, the column for the nine months ended September 30, 2012, adjusts for the shares to be outstanding from January 1, 2012 through September 30, 2012, and the column for the nine months ended September 30, 2013, only adjusts for the period from January 1, 2013 to the issuance of the shares during that period. In the case of Beatport and the ID&T JV shares issued on March 15, 2013, the pro forma adjustment assumes that the shares were outstanding for the 73 days between January 1, 2013, and March 15, 2013, and for the entire year ended December 31, 2012. Similarly, the pro forma adjustment assumes that the shares issued for the ID&T Option were outstanding for the 78 days between January 1, 2013, and March 20, 2013, and for the entire year ended December 31, 2012. In the case of our completed acquisitions of i-Motion, Made, Totem, ID&T and Paylogic, each column adjusts for the shares to be outstanding for the full period presented, and the number of shares issued in our initial public offering.

For the shares of restricted stock issued to Mr. Sillerman the pro forma adjustment assumes they were issued on January 1, 2012.

	Common Shares
	December 31, 2012	September 30, 2013	September 30, 2012
Weighted Average shares	37,185,864	59,124,636	36,496,108
Acquisitions:
Shares issued for LIC	456,797	—	456,797
Shares issued for Disco	314,179	—	314,179
Shares issued for MMG	674,560	—	674,560
Shares issued for Beatport	5,000,000	1,341,912	5,000,000
Shares issued for ID&T JV (51%)	2,000,000	536,765	2,000,000
Shares issued for ID&T Option	2,000,000	573,529	2,000,000
Shares issued for I-Motion	409,357	409,357	409,357
Shares issued for Made	392,158	392,158	392,158
Shares issued for Totem	1,105,846	1,105,846	1,105,846
Shares issued for ID&T at closing	801,277	801,277	801,277
Shares issued for Paylogic	1,007,419	1,007,419	1,007,419
Private placements April 1, 2013	1,000,000	330,882	1,000,000
Shares issued in IPO	20,000,000	20,000,000	20,000,000
Shares issued to Mr. Sillerman	233,000	233,000	233,000
Total Shareholders Equity	72,580,457	85,856,781	71,890,701

(15)         Exchange Transaction and Sillerman Compensation—On April 23, 2013, we exchanged 9,350,000 warrants previously issued to Mr Sillerman for an equal number of stock options having substantially identical terms, except that the options provide for three- year cliff vesting based on the date of the original issuance. In addition, we exchanged 100,000 warrants with an exercise price of $0.01 per share and 1,000,000 shares of common stock previously issued to Mr Sillerman for 1,100,000 shares of restricted stock also having three-year cliff vesting. All of these options and restricted stock were awarded under our 2013 Supplemental Equity Compensation Plan.

The fair value of the April 23, 2013 exchanged awards was based on assumptions at the date of exchange rather than at the date the warrants and shares of our common stock were originally issued. Our preliminary estimate of the fair value of these awards is $48,259. The expenses associated with these awards will be recognized over a period of time ranging from approximately 32 months to 35 months, resulting in a pro forma expense of $17,115, $5,348, and $12,836 for the year ended December 31, 2012, and the nine months ended September 30, 2013 and September 30, 2012, respectively.

The underlying assumptions in valuing the awards on April 23, 2013 were as follows.

Risk-free interest rate	0.97-1.01%
Dividend yield	—
Volatility factors	60%
Weighted average expected life (in years)	6.19-6.39

As consideration for personally guaranteeing the additional $10,500 that our subsidiary borrowed under the First Lien Term Loan Facility on August 20, 2013, our board of directors granted 233,000 shares of restricted stock that provide for three-year cliff vesting from the date of issuance to Mr. Sillerman, which we issued on October 15, 2013. At $11.44 per share, the value of this consideration is $2,666. This compensation will be recognized over the vesting period resulting in pro forma compensation expense of $889, $666 and $666 for the year ended December 31, 2012 and the nine months ended September 30, 2013, and September 30, 2012, respectively, which we reflect in selling, general and administrative expenses on our pro forma statements of operations.

Our Principal Assets

Our business is comprised of premier live entertainment festivals, events and select premier managed EMC venues, a ticketing business and online properties, including the following:

•                  ID&T—We own our ID&T JV, which has an exclusive license to promote ID&T’s brands in connection with festivals in North America, including Sensation, TomorrowWorld, Mysteryland, Decibel and Q-Dance, among others. ID&T is one of the world’s largest content providers and producers of international EMC live events, having held 68 festivals and events in 2012 that attracted approximately 961,000 fans, including 660,000 fans and 86,500 fans to its live events in Europe and Latin America, respectively, and over 22,000 fans to its live events in each of Asia, Australia and North America. This acquisition enables us to produce approximately 60 global dance events across 20 countries and five continents. ID&T’s festivals and events include the following:

•                  Tomorrowland and TomorrowWorld—Founded in 2005, Tomorrowland is an annual fantasy-themed outdoor festival held by ID&T in Belgium. Tomorrowland was recently voted the best music event globally at the International Dance Music Awards at the 2013 Winter Music Conference and, in 2013, was voted best major festival at the European Festival Awards. The festival attracted over 180,000 attendees in 2012 and approximately 180,000 attendees in 2013, and, to date, has more than 200.0 million online views of its official long-form after movies, over 5.0 million Facebook “likes” and 16.5 million live views over YouTube of its 2013 festival. ID&T also offered attendees of the 2013 Tomorrowland festival flight packages on a Tomorrowland-branded plane from various destinations around the world to Brussels. Tickets to the Tomorrowland 2013 festival sold out within one second. TomorrowWorld is the North American name for Tomorrowland, and our ID&T JV produced the inaugural TomorrowWorld event in Chattahoochee, Georgia (outside Atlanta) from September 27 through September 29, 2013. In the first month following announcement, over 200,000 fans preregistered to purchase up to four tickets each for TomorrowWorld. Our ID&T JV had more than 120,000 attendees at the 2013 TomorrowWorld and another TomorrowWorld festival is scheduled in North America in 2014. ID&T currently owns 66.7% of TomorrowWorld and holds its interest in Tomorrowland through its 50% ownership in a joint venture with its Belgian partners.

•                  Sensation—Sensation is a premier touring EMC event typically held in indoor arenas. Staged with world class acrobats and pyrotechnics, Sensation has a signature visual style where all fans and artists dress in white. The original Sensation event was held exclusively in the Amsterdam Arena for a period of five years until 2005. Sensation now tours in 19 countries across Asia, Europe and the Americas, has 830,000 Facebook “likes” and attracted over 250,000 attendees during 2012. ID&T held the first Sensation event in the United States, which attracted over 22,000 attendees over two nights at the Barclays Center in Brooklyn, New York. SFX held its inaugural Sensation North America festival in Toronto in 2013, which attracted 24,000 attendees.

•                  Mysteryland—Mysteryland is a large-scale fantasy-themed outdoor festival held annually in the Netherlands and Chile. Mysteryland Netherlands 2012 attracted over 60,000 fans to a one-day event, and Mysteryland Chile 2012 attracted over 40,000 fans over two days. We plan to produce Mysteryland events in North America starting in 2014, including a Mysteryland production in New York in May 2014.

•                  Q-Dance—Q-Dance caters to fans of “hard style” electronic music, which is characterized by increased beats per minute. Q-Dance has a robust online offering of news, streaming audio, video and event promotions. Q-Dance’s primary music festival is Defqon.1, which attracted approximately 54,000 attendees in the Netherlands and 25,000 in Australia in 2012.

In total, Q-Dance held 15 events in 2012 that attracted approximately 209,000 fans. We currently intend to hold at least two Q-Dance events in North America in 2014.

•                  Decibel—Decibel was founded in 2002 by B2S, of which ID&T currently owns 50%. Decibel is a two-day outdoor, “hard style” festival held annually in the Netherlands in August. Attendance at the 2012 event was approximately 50,000, and in 2013, the event sold out in less than two hours. As described above, we expect to acquire the remaining 50% interest in B2S no later than February 17, 2014.

•                  Life in Color—LIC produces medium to large-size, single-day events around a network of college campuses and major cities. These events feature live DJs, acrobatics and “paint blasts,” during which participants are sprayed with colorful, harmless paint to provide them with a more interactive, exciting and distinctive experience. LIC had over 437,000 attendees across 142 festivals and events in 2012. Starting in 2013, LIC has implemented a strategy in larger geographic markets to use higher capacity venues to consolidate events historically held at multiple smaller venues. In 2012, we held our first LIC event outside the United States, and in 2013 we continued to expand internationally.

•                  Disco Donnie Presents—DDP organizes and promotes hundreds of EMC-focused events at venues across North America each year. In 2012, DDP produced or promoted over 600 events and festivals that attracted over 850,000 fans in total. We believe DDP adds significant value by increasing our connection to the EMC community, including promoters and operators, in local markets throughout North America.

•                  Miami Marketing Group—MMG manages several top EMC venues in Miami. Under its arrangements with the venue owners, MMG earns management fees based on revenue and profit. We believe our venue management increases our engagement with the EMC community and connects us to vibrant, new EMC trends and up-and-coming DJs. We manage the following venues in Miami:

•                  LIV—Exclusive, over 13,000 square foot lounge/venue at the Fontainebleau Miami Beach hotel, which attracts top DJ talent for performances several times a week.

•                  LIV Sun Life Stadium—10,000 square foot venue and skybox seating overlooking the west end zone in Sun Life Stadium, home of the Miami Dolphins.

•                  STORY—New 29,000 square foot multi-level venue that opened on December 26, 2012 in Miami Beach.

•                  i-Motion—i-Motion is a leading promoter and producer of EMC festivals and events in Europe, predominantly in Germany. i- Motion held 12 events and festivals in 2012, and its key festivals include the following:

•                  Nature One—An annual two night music festival held in August. It is Germany’s largest outdoor EMC festival and hosted over 83,000 fans in 2012 and over 102,000 fans in 2013.

•                  Ruhr-In-Love—An annual one day music festival held in June in Olga Park, Germany. The festival had over 40,000 visitors in both 2012 and 2013.

•                  Mayday Festival—An annual one day music festival in April taking place in Germany with approximately 20,000 visitors in both 2012 and 2013. Founded in 1991, Mayday is one of Germany’s oldest and largest indoor electronic music events. Mayday also takes place in Poland, Belarus and Russia.

•                  Totem—Totem is a leading promoter and producer of EMC festivals and events in Australia. Totem’s largest festival is Stereosonic, a five-city touring outdoor festival held annually in November and December. In 2012, Stereosonic attracted approximately 194,000 attendees, making it one of Australia’s largest EMC festivals. Totem also produced/promoted 15 additional EMC events/tours in 2012, as well as the 2013 Australian tour of Swedish House Mafia. In addition, Totem is an important booking agent of international EMC artists and venues throughout Australia.

•                  Made—Made is a leading promoter and producer of EMC festivals and events in the United States. Made’s largest festival is Electric Zoo, which is held annually in New York City over Labor Day weekend. In 2012, Electric Zoo attracted over 100,000 attendees over three days to its site on Randall’s Island compared to 26,000 attendees in 2009, the festival’s first year. Since 2009, Electric Zoo has increased revenue from $2.0 million to $16.3 million in 2012 and increased gross profit from $(0.2) million to $3.6 million over the same period. In 2013, Electric Zoo sold approximately 125,000 tickets to its three-day event.

•                  Beatport—Founded in 2003, Beatport is the principal source of music for EMC DJs and a destination for the growing EMC community. DJs come to Beatport for professional quality audio files, which they require to produce and perform live electronic music tracks. Beatport offers over 3.5 million tracks from over 31,000 labels, and its free music samples generate approximately four million streams daily, driven by its electronic music charts, which are a popular source for music discovery. Beatport also provides access to music and industry news, music reviews, podcasts, videos, DJ profiles, event listings and venue details. In 2013, Beatport had approximately 43 million unique visitors. With its growing consumer audience, Beatport is a channel for over 200,000 registered DJs and a platform for new artist discovery. Beatport and our other online properties provide us with a direct connection to the key individuals that influence the broader EMC community, such as DJs, and to reach the EMC community and fans directly.

•                  Paylogic—Founded in 2005, Paylogic has sold more than 20.0 million tickets to fans from more than 150 countries for events in over 20 countries in Europe, Asia, Africa, and North America. Paylogic will continue to operate as a white-label service provider to event companies outside of SFX, maintaining its recognized high level of customer service and offering unique ticketing solutions. Paylogic traditionally served clients in Europe, although it has expanded worldwide in recent years, offering services across multiple event categories, including for festivals, arenas, performing arts, sports and other events. Paylogic has provided exclusive ticketing services to SFX brands such as Sensation, Mysteryland, Q-dance, Tomorrowland and most recently, TomorrowWorld.

•                  Other Online Properties—In addition to Beatport, our festivals, events and managed EMC venues have an online presence and engage directly with their fans, including from their own websites and through social media. Fans can visit these websites to purchase tickets to events, watch videos and obtain up-to-date news. Across our online properties, including Beatport, we had over 3.8 million registered users as of January 10, 2014 and 300 million minutes of our Beatport and YouTube content is consumed every 30 days. We believe our ability to directly engage these fans provide substantial benefits to our understanding of the EMC community. We intend to grow our digital platform by acquiring additional digital, software and social internet companies that we plan to integrate with Beatport.

Industry Overview

The global market directly associated with electronic dance music was projected to be approximately $4.5 billion in 2013, according to the IMS Report. Rising global interest in electronic music complemented by the power of social media and viral content has enabled the rapid growth of large-format, live EMC events. EMC fans are primarily “digital and social natives” who attend festivals and events for the shared live experience and are highly engaged with festivals and artists via social media and other online and mobile platforms. This millennial generation leads the market in social media connectivity, digital media consumption, user-generated content creation, as well as mobile and online commerce.

History and evolution of electronic music culture

Electronic dance music is one of the most popular music genres in the world among the millennial generation. It is created by artists and DJs, using digital techniques, often in front of a live audience. Within this genre there are numerous subgenres including Dance, Drum and Bass, Dubstep, House, Techno and Trance, which often influence and integrate elements from each other. It has a history of over 20 years of mainstream popularity in Europe and has more recently evolved into a widely accepted and commercially successful genre of music in the United States and other international markets.

The growing popularity of the genre in the United States is becoming more evident. In 2012, the National Academy of Recording Arts and Sciences added a Dance/Electronic songs category for the Grammy Awards, Billboard launched a Dance/Electronic songs chart, and in February 2013, a Dance/Electronic song reached #1 on the Billboard Hot 100 chart for the first time. In a 2012 EMI Music Group survey, 29% of U.S. respondents described themselves as having passion for the genre, implying a fan base of 74 million and representing a 21% increase from the prior year. According to the Nielsen Company & Billboard’s 2012 Music Industry Report, Dance/Electronic music had the highest growth of all music genres with a 36% increase in digital music track sales in the United States in 2012 compared to the prior year.

Live events

Live events, particularly festivals, are at the center of the EMC experience. Festivals are a global phenomenon, having been popular in Europe for over 20 years. The festival concept, particularly in EMC, is relatively new in the United States and other international markets. In the United States, the largest EMC festivals are generally less than ten years old but have been growing rapidly. Total attendance at what are currently the five largest U.S. EMC festivals grew 41% annually from 2007 to 2012 (although there can be no guarantee these growth rates will continue in the future). This compares to 2% annual revenue growth for the overall North American concert market during the same period, according to Pollstar, a concert industry trade publication. As EMC festivals become well-known, tickets typically sell out quickly, often before an artist line up is even announced. According to figures provided by ID&T, its Tomorrowland festival in Belgium saw demand from 2 million ticket buyers to purchase up to four tickets each for the 100,000-ticket allotment made available to international ticket buyers.

EMC festivals and events typically feature many different artists and DJs performing alongside elaborate sets, lighting and special effects centered on different creative themes. These festivals and events have become highly experiential and social happenings that are shared by thousands of fans. We believe the EMC festival business is characterized by a high degree of ownership fragmentation and is well positioned for consolidation.

EMC and connectivity

EMC grew from the popularity of electronic music and the associated evolution of the fan community. Members of the fan community connected to festivals and events, artists and DJs, and thereby stay informed about upcoming festivals and events, as well as new tracks. The proliferation of connected mobile devices and social media has fueled the propensity of fans to share experiences at live events and discover, listen to and share music.

EMC artists are increasingly adept at reaching their fan base using social media and using that channel to market events at which they are appearing. Leading artist David Guetta has more than 48 million Facebook fans and more than 13 million Twitter followers as of January 2014. In addition, according to a 2012 report by Ticketfly, social media drove six times more ticket sales for EMC events than non-EMC events from January 2012 to July 2012.

Key characteristics of electronic music

We believe there are several factors that distinguish this genre of music from others.

•                  Fan loyalty to leading EMC festivals.  Leading EMC festivals feature high-end productions, state-of-the-art sets, lighting and special effects and extensive artist lineups. As a result of the emphasis on the broader experiential aspects of EMC shows, attendance is often driven by the festival or event’s reputation, testimonials from prior attendees and “chatter” within the online community, rather than specific artists. The power of reputation and fan engagement is evidenced by the speed at which leading festivals sell out, the ability to pre-sell tickets for festivals and events before announcing artist lineups and festivals’ social media recognition. Because of their strong reputations and vibrant communities, successful EMC festivals and events have demonstrated long staying power and less dependence on individual “star” talent.

•                  Global appeal.  Because the majority of tracks have limited vocal lyrics and are comprised mainly of electronic beats and sounds, electronic music has global appeal and is easily transferrable across countries. For example, ID&T’s 2012 Tomorrowland festival had visitors from over 75 countries and ID&T’s Sensation now tours in 19 countries, including the United States. This is indicative of the large global following for EMC live entertainment and recorded content, including international markets where there are currently limited EMC festivals and events.

•                  Lower cost structure than traditional music.  Electronic music is created digitally and often in front of a live audience. As a result, and unlike other music genres, the electronic music industry is not driven by sales of studio-produced albums, and therefore the music has lower production costs and lead time. Social media, live performances and online sites like Beatport are the primary marketing and distribution channels for electronic music. As blogs, a growing online community, recommendations of friends and word of mouth have become key drivers of artist and festival success, the need for traditional record labels’ costly artist and repertoire functions is greatly reduced. The comparatively low cost and simple nature of production makes electronic music a highly accessible platform and therefore attracts a large number of aspiring DJ’s. In addition, the enormous availability of files from which to sample, and the iterative community collaboration involved in the development of electronic music results in an accelerated pace of creation and a short average life of individual tracks.

Ticketing

Through our recent acquisition of Paylogic, we have entered the live entertainment ticketing business. Our ticketing business is primarily an agency business that sells tickets for events on behalf of our clients organizing these events and retains a service and process fee and related charges for our services. Paylogic specializes in handling large peak sales as well as technical and data integrations with several online platforms through which event organizers have full control over access management, customer data and relations. We sell tickets for our festivals and events and also for third-party clients across multiple live event categories, providing ticketing services for festivals, arenas, performing arts, sports and other events. We sell approximately 90% of tickets through websites with the balance being sold by ticket outlets and to a lesser extent, call center services.

Paylogic offers its clients the opportunity to sell tickets on the event’s own website or through social media channels like Facebook, fan pages, blogs, or sponsor websites. In addition to the online opportunities to sell tickets, event organizers can sell tickets through retail chains like Primera with over 425 outlets in the Netherlands, among others. We generally enter into written agreements with individual clients to provide primary ticketing services for specified multi-year periods, typically ranging from one to three years. Pursuant to these agreements, clients generally communicate what tickets will be available for sale, when such tickets will go on sale to the public and what the ticket face price will be. Where we have exclusive contracts, clients may not utilize, authorize or promote the services of third-party ticketing companies or technologies while under contract with us.

Marketing Partnerships

We believe the value of the experiences we offer is compelling enough to attract one or more marketing partners willing to support multiple free events, sponsorship of festivals or our platform generally, and other fan-friendly initiatives. We are in advanced discussions with several such partners to support these initiatives and enhance the access and experience of our fans. We continue to pursue the sale of national and local sponsorships, both domestically and internationally, and have attracted multiple well known, corporate brand partners, including for multi-event and repeat sponsorships. Our goal is to continue to drive growth in this area and capture a larger share of the market.

We have recently entered into a global marketing partnership arrangement with Anheuser-Busch InBev N.V. (“AB”). Pursuant to the binding term sheet, dated December 20, 2013 between us and AB, we will organize international beach-themed dance music events in 2014. The parties will also sponsor an international DJ contest competition through Beatport with the winner performing at the final event as well as receiving a recording contract with an affiliated company. The parties have agreed that the revenue and costs of the arrangement will be split on a 50-50 basis. The parties have agreed that the arrangement will be further memorialized and subject to definitive agreements, provided that if definitive agreements are not executed by January 31, 2014, AB has the right to cancel the term sheet.

A second important partnership to us is our relationship with Clear Channel Media and Entertainment (“Clear Channel”). Pursuant to a binding term sheet, dated January 2, 2014 between us and Clear Channel, we will partner with Clear Channel to pursue and create during 2014:

•                  a national DJ talent contest airing live on select Clear Channel stations nationwide with the winner appearing at our Mysteryland festival in May 2014 and receiving a recording contract.

•                  a weekly Top 20 electronic music countdown involving Beatport to air on Clear Channel stations nationwide; and

•                  a minimum of two new EMC events or festivals near Halloween.

The arrangement contains provisions for costs and revenue sharing. Specifically, we have agreed that the parties will split costs and revenue on a 50-50 basis, subject to certain exemptions. The parties have agreed that the term sheet, which is binding through December 31, 2014, will be further memorialized and subject to definitive agreements.

Each of these partnerships is subject to the negotiation and execution of definitive documentation. There is no assurance that we will enter into such documentation on the terms described above or at all. See “Risk Factors—Risks Related to Our Business and Industry—We depend on relationships with key event promoters, sponsor partners, executives, managers and artists, and adverse changes in these relationships could adversely affect our business, financial condition and results of operations” elsewhere in this offering memorandum.

We believe that we have a unique opportunity to engage in additional partnerships that will provide our fans with more memorable experiences.